As filed with the U.S. Securities and Exchange Commission on October 29, 2018

Commission File No. ____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

10SION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	3533	83-1951122
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1812 Front Street
Scotch Plains, New Jersey 07076
908-379-7715
(Address, including zip code, telephone number, including area code, and email address of registrant’s principal executive offices)

Kenneth D. Bland
1812 Front Street
Scotch Plains, New Jersey 07076
908-379-7715
email: ken@thewhirld.com

(Name, address, including zip code, telephone number, including area code, and email address of agent for service)

Copy To:
Jackson L. Morris, Esq.
3116 W. North A Street
Tampa, Florida 33609-1544
Telephone: 813-874-8854
e-mail: jackson.morris@rule144solution.com

As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee
Title of Each Class of Securities Registered	Amoung to be Registered	Proposed Maximun Offering Price Per Share	Proposed Maximun Aggregate Offering Price	Amount of Registration Fee
Common Stock (1)(4)	3,375,000	$4.00	$13,500,000	$1,636.20
Common Stock (2)(3)(5)	1,225,000	$4.00	$4,900,000	$593.88
Total	4,600,000		$18,400,000	$2,230.08

(1)	The shares are being registered for sale for cash by the registrant on an all or nothing basis.
(2)	The shares are being registered for distribution by Sixty Six Oilfield Services, Inc. as a dividend in kind to its stockholders upon completion of the registrant’s acquisition of a subsidiary of Sixty Six Oilfield Services, Inc.
(3)	Such additional, undetermined number of shares is being registered to accommodate (a) a rounding up of fractional shares which would otherwise be distributable in the dividend distribution and (b) sale of fractional shares at the election of a holder receiving only a fractional share to purchase an additional fractional share which results in ownership of one whole share.
(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a), calculated using the Commission’s Registration Fee Estimator at https://www.sec.gov/ofm/registration-fee-estimator.html.
(5)	Estimated solely for purposes of calculating the registration fee based on one-third of the par value in accordance with Rule 457(a), calculated using the Commission’s Registration Fee Estimator at https://www.sec.gov/ofm/registration-fee-estimator.html.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay the effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. 10sion Holdings, Inc. may not sell any shares and Sixty Six Oilfield Services, Inc. may not distribute the dividend shares until the related registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION - DATED OCTOBER __, 2018

10SION HOLDINGS, INC.

PROSPECTUS

3,375,000 Shares for Sale by 10sion Holdings, Inc. at a price of $4.00 per share

and

1,225,000 Shares of Common Stock as a Dividend to Stockholders of Sixty Six Oilfield Services, Inc.

This prospectus covers two distributions: (a) the sale of 3,375,000 shares by 10sion Holdings at a price of $4.00 per share on a self-underwritten best efforts, all or none basis, the net proceeds from the sale of such shares being used to and in connection with purchase two companies,– See, “How We Intend To Use The Net Proceeds From The Sale Of Our Shares”; and, (b) distribution of 1,225,000 shares of 10sion Holdings’ common stock to the stockholders of Sixty Six Oilfield Services, Inc., subject to 10sion Holdings’ acquisition of an operating subsidiary of Sixty Six Oilfield Services. – See, “How Our Shares Will Be Distributed By Sixty Six Oilfield Services”.

10sion Holdings has determined the initial public offering price of its shares offered for sale for cash pursuant to this prospectus and the value of the shares to be issued to Sixty Six Oilfield Services arbitrarily, and the price and value bear no relationship to asset, earnings, or other criterion of value. See, “How We Have Set The Initial Price To The Public And Value Of Our Shares”. 10sion Holdings will receive the net proceeds from the sale of the shares for cash. Pending 10sion Holdings’ sale of all the shares, gross proceeds will be deposited in an escrow account held by a financial institution to be determined. In the event 10sion Holdings is not able to sell all the shares within the ninety-day period following the effective date of the registration statement of which this prospectus is a part, subject to up to two extensions of ninety days each at the election of 10sion Holdings, all proceeds as received will be promptly refunded to subscribers without interest, offset or deduction. 10sion Holdings and Sixty Six Oilfield Service will not receive any proceeds from the distribution of the 1,225,000 shares by Sixty Six Oilfield Services as a dividend to its stockholders. Sixty Six Oilfield Services distributing and its stockholders reselling the 1,225,000 shares may be deemed statutory underwriters of the 1,225,000 shares.

At the date of this prospectus, there is no public market for 10sion Holdings common stock. 10sion Holdings plans to apply to FINRA for a trading symbol of 10SN which is expected to be issued upon successful completion of the sale of 3,375,000 shares for cash in the self-underwritten best efforts, all or none offering made by this prospectus. You have no assurance that 10sion Holdings will be able to sell all 3,375,000 shares covered by this prospectus, how long it will take to sell all of the shares, if any are sold, or that the common stock will ever be quoted or actively traded in the public securities markets. If 10sion Holdings does not sell all 3,375,000 shares offered by this prospectus, it will not acquire the subsidiary of Sixty Six Oilfield Services, which will not distribute the 1,225,000 shares as a dividend to its stockholders, and 10sion Holdings will not become a publicly traded company.

Investment in the shares to be distributed in reliance on this prospectus involves a degree of risk. See, “risk factors”, beginning on page 2.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“Jobs Act”), and will therefore be subject to reduced public company reporting requirements.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

3,375,000 shares to be offered and sold for cash	Per share	Total
Initial public offering price	$4.00	$13,500,000
Underwriting commissions, discounts and fees (1)	$0.40	$1,350,000
Net proceeds, before expenses to 10sion Holdings	$3.60	$12,150,000

(1)	10sion Holdings does not have any arrangements with securities broker-dealers for sale of the shares. Underwriting commissions, discounts and fees are estimated at 10% of gross proceeds. 10sion Holdings will not pay any commissions, or fees with respect to shares sold by its directors and executive officers.

The date of this prospectus is ___________, 2018

REPORTS TO SECURITY HOLDERS

We intend to furnish to our stockholders annual reports containing audited financial statements and quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year. In addition, we may from time to time furnish to stockholders additional information about us and our business as our management deems appropriate.

USE OF PRONOUNS AND OTHER WORDS

The pronouns “we”, “us”, “our” and the equivalent used in this prospectus mean 10sion Holdings, Inc. In the foot notes to our financial statements, the “Company” means 10sion Holdings, Inc. The pronoun “you” means the reader of this prospectus.

SUMMARIES OF REFERENCED DOCUMENTS

This prospectus contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference; but, are filed as exhibits to our registration statement of which this prospectus is a part and which we have filed with the U.S. Securities and Exchange Commission. We believe the summaries and selected information provide all material terms from these agreements and other documents. Whenever we make reference in this prospectus to any of our agreements and other documents, you should refer to the exhibits filed with our registration statement of which this prospectus is a part for copies of the actual agreement or other document. See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents.

-i-

FORWARD-LOOKING STATEMENTS

This prospectus contains forward–looking statements that involve risks and uncertainties. We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward–looking statements. While we make these forward–looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

The forward–looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward–looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward–looking statement to reflect developments occurring after the date of this prospectus.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We will sell our shares and Sixty Six Oilfield Services will distribute our shares as a dividend only in jurisdictions where such sale and distribution is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the distribution of our common stock.

-ii-

OUR CORPORATE HISTORY AND ORGANIZATION

We were incorporated in Florida on February 8, 2018 on behalf of Kenneth D. Bland, who is our founder.

Although we were founded for the purpose of acquiring and have entered into a non-binding, conditional letter of intent to acquire a specifically identified Connecticut corporation engaged in digital marketing beginning in 2007, we have decided to acquire the operating subsidiary of Sixty Six Oilfield Services, Inc. (a Nevada corporation publicly traded under the symbol of SSOF), which as of September 21, 2018 has been legally renamed Six Six Five Energy, Inc., and, in connection therewith, also acquire Sixty Six Oilfield Services. We have a legally binding letter of intent subject to conditions to acquire the Fluid End Sales, Inc., an Oklahoma corporation, d/b/a Five Star Rig & Supply, which is the operating subsidiary of Sixty Six Oilfield Services for 1,225,000 shares of our common stock which will then be distributed by Sixty Six Oilfield Services as a dividend to its stockholders pursuant to this prospectus. Contemporaneous with our acquisition of Fluid End Sales, we will purchase three million shares of Sixty Six Oilfield Services’ super-voting Series A-1 Preferred Stock for $10,500,000 from management of Fluid End Sales who are also management of Sixty Six Oilfield Services. Our acquisition of Fluid End Sales and our purchase of the Series A-1 Preferred Stock of Sixty Six Oilfield Services depends on our sale of the 3,375,000 shares we are offering pursuant to this prospectus for cash and upon obtaining a debt funding commitment for $27,500,000 for Fluid End Sales’ purchase of six oil drilling rigs for resale. You have no assurance we will sell the 3,375,000 shares we are offering by this prospectus, obtain the required financing commitment or complete the acquisition Fluid End Sales. Because we have no business operations at the date of this prospectus, the business described in this prospectus is the business of Fluid End Sales, who will become our subsidiary if and when our acquisition is completed. Fluid End Sales has a subsidiary, Oklahoma Rig Fabricators LLC. The business of Sixty Six Oilfield Services is conducted entirely in Fluid End Sales and its subsidiary. In connection with the acquisitions, we will issue as additional consideration 4,375,000 shares of our common stock to management of Fluid End Sales/Sixty Six Oilfield Services. See, “Our Planned Acquisitions.”

The current address of our executive offices is 1812 Front Street, Scotch Plains, New Jersey 07076, New Jersey 08820 and our telephone number is 908-908-379-7715. In the event we complete the acquisition of Fluid End Sales, we expect to relocate our executive offices to 30 Knightsbridge Road Piscataway N.J. 08854. The address of our corporate web site is www.the10sn.com. The address of Fluid End Sales’ website is www. fivestarrig.com. You should not deem any of the information at these websites to be part of the disclosures made in this prospectus.

Our financial statements at inception at February 8, 2018 and for the period from inception to June 30, 2018 included elsewhere herein place us within the definition of a “shell company” as defined in Rule 405 under the Securities Act of 1933 and we may be deemed to be a “blank check company” by virtue of our intent to make an acquisition with the proceeds from the sale of our shares. We disclaim what we are either a shell company in reliance on footnote 172 in Securities Act Release 33-8869 (December 6, 2007) or a blank check company based on our formation with the intent to acquire a specifically identified business operation, even though we have changed the business operation we now expect to acquire and may never acquire the business operation we originally intended to acquire, even though we have a nonbinding, conditional letter of intent to do so.

HOW WE ARE AFFECTED BY THE JOBS ACT

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS ACT”). We shall continue to be deemed an emerging growth company until the earliest of:

(a)	the last day of our fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the U.S. Securities and Exchange Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)	the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective “initial public offering” registration statement;

(c)	the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d)	the date on which we are deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

RISK FACTORS

In addition to the forward-looking statements outlined in the preceding topic in this prospectus and other comments regarding assumptions, risks and uncertainties included in the description of our business and elsewhere in this prospectus, the following risk factors should be carefully considered when evaluating our business. Our business, financial condition and financial results could be materially and adversely affected by any of these risks. The following risk factors include all known material risks, but do not include factors or risks which may arise or result from general economic conditions that apply to all businesses in general or risks that could apply to any issuer or any offering. Because the dividend of our common stock to be distributed by Sixty Six Oilfield Services will be distributed only upon completion of the acquisition of the operating subsidiary of that company and we have no business at the date of this prospectus and will have only the business arising from such acquisition, the risk factors presented below are based on the assumption that we have completed such acquisition and relate to the business so acquired.

Our acquisition of Fluid End Sales from Sixty Six Oilfield Services for shares of our common stock is subject to additional conditions which you have no assurance we will be able to satisfy. Fluid End Sales is engaged in the oilfield equipment and supply industry.

RISKS RELATED TO OUR CORPORATION:

If we are not able to make future cash payments on purchase money promissory notes, we will not be able to retain ownership of Fluid End Sales and our business will be substantially or entirely damaged by our failure to make the future cash payments.

The terms of our acquisition of Fluid End Sales requires us to purchase Series A-1 Preferred Stock of Sixty Six Oilfield Services from the original owners of Fluid End Sales for a cash payment at closing in the amount of $6,500,000 and delivery of our convertible promissory notes in the aggregate principal amount of $4,000,000. The promissory notes will be secured by a pledge of the equity securities of Fluid End Sales and the Series A-1 Preferred Stock of Sixty Six Oilfield Services. In the event of our default in payments of principal and/or interest on the purchase money promissory notes, the holders of the promissory notes may elect to take back the equity securities of Fluid End Sales and the Series A-1 Preferred Stock of Sixty Six Oilfield Services, in which event we would not recover any of the cash paid in the acquisition or on the promissory notes and we would lose the business of Fluid End Sales and control of Sixty Six Oilfield Services. In the event of loss of Fluid End Sales, our business operations and prospects would be materially damaged and you could expect to lose your entire investment in our common stock.

We will incur increased costs as a result of being a public company. These costs will adversely impact our results of operations.

As a public company, we will incur significant legal, accounting and other expenses that a private company does not incur. We estimate these expenses at $100,000 per year. At the date of this prospectus, we do not have the financial resources to absorb these expenses. Even though the Jumpstart Our Business Startups Act (JOBS Act) has as a purpose reducing the cost for some newly reporting issuers, we are uncertain whether the JOBS Act will apply to us and, if it does, the amount of cost reduction we can expect. The Sarbanes-Oxley Act of 2002 (SOX) and related rules resulted in an increase in costs of maintaining compliance with the public reporting requirements, as well as making it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance.

Neither we nor Fluid End Sales have established disclosure controls and procedures and controls over financial reporting. Without these controls, we may not accurately account for our financial transactions and report material transactions on a timely basis.

The Sarbanes-Oxley Act of 2002 (SOX) requires public companies to establish disclosure controls and procedures and controls over financial reporting and to periodically assess the effectiveness of the controls and procedures. Establishing and maintaining these controls and procedures is expensive. Satisfying the criteria for adequate controls and procedures is especially difficult for small public companies, such as we are, because limited personnel must perform tasks which should be divided among a greater number of personnel to achieve checks and balances. Without adequate controls and procedures, and periodically assessing the effectiveness of controls and procedures we do establish, you have no assurance that we will timely and accurately report financial and other material information to the public securities markets. Such failures may result in errors in our reports. And, the prospect of such failures and errors due to weaknesses in our controls and procedures may diminish the credibility of our reports filed under the Securities Exchange Act of 1934.

If you invest in our stock, your investment may be disadvantaged by future funding, if we need and are able to obtain it.

To the extent we need and obtain equity funding by issuance of convertible securities or common stock, or common stock purchase options or warrants in connection with either type of funding, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share. Future increases in the number of our shares outstanding will have a negative impact on earnings per share, increasing the earnings we must achieve to sustain higher prices for our common stock. In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends. You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

Loss of key personnel could have a material adverse effect on our operations.

We will be particularly dependent upon our future executive management team who we will employ as a result of our acquisition Fluid End Sales. The termination of one or more members of those teams for any reason in the near future could be expected to have a materially adverse effect on us because we believe Fluid End Sales would be able to employ qualified replacements who would have their level of dedication to, vision for and financial interest in those businesses. Furthermore, it is probable any qualified replacements would require a salary and benefits which can be expected to exceed both the levels of compensation we expect to pay to that team and our financial resources in the foreseeable future.

Voting control by management means it is unlikely you and other stockholders will be able to elect our directors and you will have little influence over our management.

Our management owns one million shares of our Series A Super-voting Convertible Preferred Stock and 34,606,250 shares of our common stock, both received as founders’ shares. Our Series A Super-voting Convertible Preferred Stock has the right to vote ninety percent of all votes cast, including votes by common stockholders (who include our management), on any matters presented to stockholders for approval. It also has the right to convert into common stock equal to ninety percent of issued and outstanding common stock determined immediately following such conversion. In the event of our successful acquisition of Fluid End Sales, the common stock owned by our management would increase to 38,981,250 shares from 34,606,250 shares. Non-management and public stockholders would own 5,518,750 shares, composed of dividend shares distributed by Sixty Six Oilfield Services, shares sold pursuant to this prospectus and shares which may be issued to securities broker-dealers as compensation for sale of our shares. Our Articles of Incorporation do not authorize cumulative voting for the election of directors. Any person or group who controls or can obtain more than fifty percent of the votes cast for the election of each director, as does our management, will control the election of all directors and other stockholders will not be able to elect any directors or exert any influence over management decisions. Removal of a director for any reason requires a majority vote of our issued and outstanding shares of preferred and common stock.

If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Growth in the business of Fluid End Sales will likely place a significant strain on our and their respective management, administrative, operating and financial infrastructures, which are limited. To manage our and their respective businesses and planned growth effectively, we and they must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, identify, hire and integrate new personnel and manage expanded operations. Our and/or their failure to do so could either limit our growth or cause our or their respective businesses to fail.

RISKS RELATED TO FLUID END SALES AND ITS BUSINESS:

You will not have an opportunity to evaluate audited financial statements of Fluid End Sales before you purchase our shares.

We do not expect to be required by the regulations promulgated pursuant to the Securities Act of 1933 to provide audited financial statements for Fluid End Sales until after we consummate our acquisition of that company. Our management believes Sixty Six Oilfield Services’ unaudited financial statements are not material, since it has no operations apart from Fluid End Sales as its operating subsidiary and a substantial part of its liabilities are due to Mr. Bland’s wholly owned limited liability company, which we expect to be forgiven. You will be entirely dependent upon the evaluation of Fluid End Sales unaudited financial statements for fiscal years 2016, 2017 and year to date by our management and their determination of the merits of us using the net proceeds from your purchase of our shares to facilitate the acquisition of Fluid End Sales by purchasing super-voting preferred stock of Sixty Six Oilfield Services and funding the equity portion needed for Fluid End Sales to purchase and resell six oil drilling rigs.

Fluid End Sales anticipates an increase in costs of raw materials, specifically steel, and of finished goods Fluid End Sales purchases as components of its products and for resale due to tariffs recently place on imported steel by the federal government will have an adverse impact on Fluid End Sales’ sales.

Fluid End Sales’ products are almost entirely manufactured from steel, and a significant amount of the steel Fluid End Sales use as raw materials and finished components is imported from outside the United States. Fluid End Sales anticipates its cost of goods will increase as a result of tariffs on steel imports recently imposed by the federal government. You have no assurance Fluid End Sales will be able recover such increase costs in the pricing of its products, that any such increased pricing intended to offset increased costs will not make its products less attractive and competitive in foreign markets or that its foreign customers will no divert their business to foreign suppliers in protest against such increased tariffs. Fluid End Sales’ increased pricing as a consequence of increased costs and the reaction of its customers which are beyond its control could be expected to have an adverse effect on its revenues and profitability.

A substantial decrease in the price of steel could significantly lower Fluid End Sales product margin or cash flow.

Fluid End Sales distribute many products manufactured from steel. As a result, the price and supply of steel can affect its business and, in particular, Fluid End Sales’ pipe product category. When steel prices are lower, the prices that Fluid End Sales charges customers for products may decline, which affects Fluid End Sales product margin and cash flow. At times pricing and availability of steel can be volatile due to numerous factors beyond Fluid End Sales’ control, including general domestic and international economic conditions, labor costs, sales levels, competition, consolidation of steel producers, fluctuations in and the costs of raw materials necessary to produce steel, steel manufacturers’ plant utilization levels and capacities, import duties and tariffs and currency exchange rates. Increases in manufacturing capacity steel-related products could put pressure on the prices Fluid End Sales receives for such products. When steel prices decline, customer demands for lower prices and Fluid End Sales’ competitors’ responses to those demands could result in lower sales prices and, consequently, lower product margin and cash flow.

If steel prices rise, Fluid End Sales may be unable to pass along the cost increases to Fluid End Sales’ customers.

Fluid End Sales maintains inventories of steel products to accommodate the lead time requirements of its customers. Accordingly, Fluid End Sales purchases steel products in an effort to maintain its inventory at levels that Fluid End Sales believes to be appropriate to satisfy the anticipated needs of Fluid End Sales’ customers based upon historic buying practices, contracts with customers and market conditions. Fluid End Sales’ commitments to purchase steel products are generally at prevailing market prices in effect at the time Fluid End Sales places orders. If steel prices increase between the time Fluid End Sales orders steel products and the time of delivery of the products to Fluid End Sales, Fluid End Sales’ suppliers may impose surcharges that require it to pay for increases in steel prices during the period. Demand for the products Fluid End Sales distributes, the actions of its competitors and other factors will influence whether Fluid End Sales will be able to pass on steel cost increases and surcharges to its customers, and it may be unsuccessful in doing so.

If tariffs and duties on imports into the U.S. of line pipe or certain of the other products that Fluid End Sales sells are lifted, Fluid End Sales could have too many of these products in inventory competing against less expensive imports.

U.S. law currently imposes tariffs and duties on imports from certain foreign countries of line pipe and, to a lesser extent, on imports of certain other products that Fluid End Sales sells. If these tariffs and duties are lifted or reduced or if the level of these imported products otherwise increases, and Fluid End Sales’ U.S. customers accept these imported products, Fluid End Sales could be materially and adversely affected to the extent that Fluid End Sales would then have higher-cost products in Fluid End Sales’ inventory or increased supplies of these products which would drive down prices and margins. If prices of these products were to decrease significantly, Fluid End Sales might not be able to profitably sell these products, and the value of Fluid End Sales’ inventory would decline. In addition, significant price decreases could result in a significantly longer holding period for some of Fluid End Sales’ inventory.

Decreased capital and other expenditures in the energy industry, which can result from decreased oil and natural gas prices, among other things, can adversely impact Fluid End Sales’ customers’ demand for its products and revenue.

Fluid End Sales’ revenue depends upon the level of capital and operating expenditures in the oil and natural gas industry, including capital and other expenditures in connection with exploration, drilling, production, gathering, transportation, refining and processing operations. Demand for the products Fluid End Sales distributes is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital and other expenditures by, oil and natural gas companies. In addition, after a well is drilled, there can be a lag between when the well is drilled and when it is completed, which causes a delay in the demand for some of Fluid End Sale’s products. Oil and natural gas prices have been extremely volatile since 2014. Continued volatility and weakness in oil or natural gas prices could depress levels of exploration, development and production activity and, therefore, could lead to a decrease in Fluid End Sales’ customers’ capital and other expenditures.

The willingness of oil and gas operators to make capital and operating expenditures to explore for and produce oil and natural gas and the willingness of oilfield service companies to invest in capital and operating equipment will continue to be influenced by numerous factors over which Fluid End Sales has no control, including:

●	the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) to maintain price stability through voluntary production limits, the level of production by non-OPEC countries and worldwide demand for oil and gas;

●	the level of production from known reserves;

●	the cost of exploring for and producing oil and gas;

●	the level of drilling activity and drilling rig day rates;

●	worldwide economic activity;

●	national government political requirements;

●	the development of alternate energy sources; and

●	environmental regulations.

If there is a significant reduction in demand for drilling services, in cash flows of drilling contractors, well servicing companies or production companies, or in drilling or well servicing rig utilization rates, then demand for Fluid End Sales’ products will decline.

Volatile oil and gas prices affect demand for Fluid End Sales’ products.

Demand for Fluid End Sales’ products is largely determined by current and anticipated oil and natural gas prices, and the related spending and level of activity by Fluid End Sales’ customers, including spending on production and the level of drilling activities. Volatility or weakness in oil or natural gas prices (or the perception that oil or natural gas prices will decrease) affects the spending pattern of Fluid End Sales’ customers, and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could result in lower demand for Fluid End Sales’ products. Any sustained decrease in capital expenditures in the oil and natural gas industry could have a material adverse effect on Fluid End Sales.

Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond Fluid End Sales’ control. Crude oil prices declined significantly starting in 2014, with West Texas Intermediate (WTI) oil spot prices declining from a high of $108 per barrel in June 2014 to a low of approximately $26 per barrel in February 2016. In 2016, customers continued to make downward revisions to their operating budgets while Crude prices averaged just under $40 per barrel. Crude prices rose in 2017 to average just over $53 per barrel which brought stability to exploration and production budgets for large and midsize producers who averaged 100,000 to over 1MM per day in production. Crude prices have continued to rise in 2018 to an average of just over $60 per barrel. While Crude prices have steadily risen for the last 18-20 months there is no indication that the per-barrel prices will continue to rise or stay above $50 per barrel which for many producers is a breakeven exploration and drilling base. Accordingly, any drop in Crude prices for an extended period of time below $40 would adversely impact the demand for Fluid End Sales’ products. Any such reduction in operating budgets, reduction in activity and/or pricing pressures, would adversely affect Fluid End Sales ‘ revenue and operating performance.

Many factors affect the supply of and demand for energy and, therefore, influence oil and natural gas prices, including:

●	the level of domestic and worldwide oil and natural gas production and inventories;

●	the level of drilling activity and the availability of attractive oil and natural gas field prospects, which governmental actions may affect, such as regulatory actions or legislation, or other restrictions on drilling, including those related to environmental concerns (e.g., a temporary moratorium on deep water drilling in the Gulf of Mexico following a rig accident or oil spill);

●	the discovery rate of new oil and natural gas reserves and the expected cost of developing new reserves;

●	the actual cost of finding and producing oil and natural gas;

●	depletion rates;

●	domestic and worldwide refinery over capacity or under capacity and utilization rates;

●	the availability of transportation infrastructure and refining capacity;

●	increases in the cost of products that the oil and gas industry uses, such as those that Fluid End Sales provides, which may result from increases in the cost of raw materials such as steel;

●	shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

●	the economic or political attractiveness of alternative fuels, such as coal, hydrocarbon, battery power, wind, solar energy and biomass-based fuels;

●	increases in oil and natural gas prices or historically high oil and natural gas prices, which could lower demand for oil and natural gas products;

●	worldwide economic activity including growth in non-Organization for Economic Co-operation and Development (“OECD”) countries, including China and India;

●	interest rates and the cost of capital;

●	national government policies, including government policies that could nationalize or expropriate oil and natural gas, E&P, refining or transportation assets;

●	the ability of OPEC to set and maintain production levels and prices for oil;

●	the level of production by non-OPEC countries;

●	the impact of armed hostilities, or the threat or perception of armed hostilities;

●	environmental regulation;

●	technological advances;

●	global weather conditions and natural disasters;

●	currency fluctuations; and

●	tax policies.

Oil and natural gas prices have been and are expected to remain volatile. U.S. rig count increased from 665 rigs on January 6, 2017 to 929 rigs on December 29, 2017. U.S. rig count averaged 875 rigs in 2017. U.S. rig count at June 29, 2018 was 1,047 and on September 7, 2018 was 1,048. The price for WTI crude was $67.75 per barrel at September 7, 2018. The price for WTI crude was $52.36 per barrel on January 3, 2017 and $36.81 per barrel on January 4, 2016 and $61.98 on January 4, 2018. This type of volatility has historically caused oil and natural gas companies to change their strategies and expenditure levels from year to year. Fluid End Sales has experienced in the past, and Fluid End Sales will likely experience in the future, significant fluctuations in operating results based on these changes.

General economic conditions may adversely affect Fluid End Sales’ business.

U.S. and global general economic conditions affect many aspects of Fluid End Sales’ business, including demand for the products Fluid End Sales distributes and the pricing and availability of supplies. General economic conditions and predictions regarding future economic conditions also affect Fluid End Sales’ forecasts. A decrease in demand for the products Fluid End Sales distributes or other adverse effects resulting from an economic downturn may cause Fluid End Sales to fail to achieve its anticipated financial results. General economic factors beyond Fluid End Sales’ control that affect its business and customers include interest rates, recession, inflation, deflation, customer credit availability, consumer credit availability, consumer debt levels, performance of housing markets, energy costs, tax rates and policy, unemployment rates, commencement or escalation of war or hostilities, the threat or possibility of war, terrorism or other global or national unrest, political or financial instability, and other matters that influence its customers’ spending. Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency or increase in magnitude. In addition, worldwide economic conditions could have an adverse effect on Fluid End Sales’ business, prospects, operating results, financial condition and cash flows.

Fluid End Sales may be unable to compete successfully with other companies in its industry.

Fluid End Sales sells products in very competitive markets. In some cases, Fluid End Sales competes with large companies with substantial resources. In other cases, Fluid End Sales competes with smaller regional companies that may increasingly be willing to provide similar products at lower prices. Certain of these competitors may have greater financial, technical and marketing resources than Fluid End Sales does, and may be in a better competitive position. The following competitive actions can each adversely affect Fluid End Sales’ revenues and earnings:

●	price changes;

●	vendors with better terms;

●	consolidation in the industry;

●	investments in technology and fulfillment; and

●	improvements in availability and delivery.

Fluid End Sales could experience a material adverse effect to the extent that its competitors are successful in reducing its customers’ purchases of products from Fluid End Sales. Competition could also cause Fluid End Sales to lower its prices, which could reduce its margins and profitability. Furthermore, consolidation in Fluid End Sales’ industry could heighten the impacts of the competition on its business and results of operations discussed above, particularly if consolidation results in competitors with stronger financial and strategic resources, and could also result in increases to the prices Fluid End Sales is required to pay for acquisitions it may make in the future. In addition, certain foreign jurisdictions and government-owned petroleum companies located in some of the countries in which Fluid End Sales operates have adopted policies or regulations which may give local nationals in these countries competitive advantages. Competition in Fluid End Sales’ industry could lead to lower revenues and earnings.

Demand for the products Fluid End Sales distributes could decrease if the manufacturers of those products were to sell a substantial amount of goods directly to end users in the sectors Fluid End Sales serves.

Historically, users of drilling rigs, pipes, valves and fittings and related products have purchased certain amounts of these products through distributors and not directly from manufacturers. If customers were to purchase the products that Fluid End Sales sells directly from manufacturers, or if manufacturers sought to increase their efforts to sell directly to end users, Fluid End Sales could experience a significant decrease in profitability. These or other developments that remove Fluid End Sales from, or limit its role in, the distribution chain, may harm its competitive position in the marketplace and reduce its sales and earnings and adversely affect its business.

Fluid End Sales may need additional capital in the future, and it may not be available on acceptable terms, or at all.

Fluid End Sales e may require more capital in the future to:

●	fund its operations (including, but not limited to, working capital requirements such as inventory);

●	finance investments in equipment and infrastructure needed to maintain and expand its distribution capabilities;

●	enhance and expand the range of products Fluid End Sales offers; and

●	respond to potential strategic opportunities, such as investments, acquisitions and international expansion.

You have no assurance that additional financing will be available on terms favorable to Fluid End Sales, or at all. The terms of available financing may place limits on Fluid End Sales’ financial and operating flexibility. If adequate funds are not available on acceptable terms, Fluid End Sales may be forced to reduce Fluid End Sales’ operations or delay, limit or abandon expansion opportunities. Moreover, even if Fluid End Sales is able to continue its operations, the failure to obtain additional financing could reduce its competitiveness.

Fluid End Sales may experience unexpected supply shortages.

Fluid End Sales distributes products from a wide variety of manufacturers and suppliers. Nevertheless, in the future Fluid End Sales may have difficulty obtaining the products its need from suppliers and manufacturers as a result of unexpected demand or production difficulties that might extend lead times. Also, products may not be available to Fluid End Sales in quantities sufficient to meet its customer demand. Fluid End Sales inability to obtain products from suppliers and manufacturers in sufficient quantities, or at all, could adversely affect its product offerings and its business.

Fluid End Sales may experience cost increases from suppliers, which it may be unable to pass on to its customers.

In the future, Fluid End Sales may face supply cost increases due to, among other things, unexpected increases in demand for supplies, decreases in production of supplies or increases in the cost of raw materials or transportation. Any inability to pass supply price increases on to its customers could have a material adverse effect on Fluid End Sales. In addition, if supply costs increase, Fluid End Sales’ customers may elect to purchase smaller amounts of products or may purchase products from other distributors. While Fluid End Sales may be able to work with its customers to reduce the effects of unforeseen price increases because of its relationships with them, it may not be able to reduce the effects of the cost increases. In addition, to the extent that competition leads to reduced purchases of products from Fluid End Sales or a reduction of its prices, and these reductions occur concurrently with increases in the prices for selected commodities which Fluid End Sales uses in its operations, the adverse effects described above would likely be exacerbated and could result in a prolonged downturn in profitability.

Fluid End Sales does not have contracts with most of its suppliers. The loss of a significant supplier would require Fluid End Sales to rely more heavily on its other existing suppliers or to develop relationships with new suppliers. Such a loss may have an adverse effect on Fluid End Sales’ product offerings and business.

Given the nature of Fluid End Sales’ business, and consistent with industry practice, Fluid End Sales does not have contracts with most of its suppliers. Fluid End Sales generally make its purchases through purchase orders. Therefore, most of Fluid End Sales’ suppliers have the ability to terminate their relationships with it at any time. Although Fluid End Sales believes there are numerous manufacturers with the capacity to supply the products it distributes, the loss of one or more of its major suppliers could have an adverse effect on Fluid End Sales’ product offerings and business. Such a loss would require Fluid End Sales to rely more heavily on its other existing suppliers or develop relationships with new suppliers, which may cause Fluid End Sales to pay higher prices for products due to, among other things, a loss of volume discount benefits currently obtained from its major suppliers.

Price reductions by suppliers of products that Fluid End Sales sells could cause the value of its inventory to decline. Also, these price reductions could cause customers to demand lower sales prices for these products, possibly decreasing its margins and profitability on sales to the extent that Fluid End Sales purchased its inventory of these products at the higher prices prior to supplier price reductions.

The value of Fluid End Sales’ inventory could decline as a result of manufacturer price reductions with respect to products that it sells. There is no assurance that a substantial decline in product prices would not result in a write-down of its inventory value. Such a write-down could have an adverse effect on its financial condition. Also, decreases in the market prices of products that it sells could cause customers to demand lower sales prices from Fluid End Sales. These price reductions could reduce Fluid End Sales’ margins and profitability on sales with respect to the lower-priced products. Reductions in margins and profitability on sales could have a material adverse effect on Fluid End Sales.

Fluid End Sales does not have long-term contracts or agreements with many of its customers. The contracts and agreements that it does have generally do not commit its customers to any minimum purchase volume. The loss of a significant customer may have a material adverse effect on Fluid End Sales.

Given the nature of Fluid End Sales’ business, and consistent with industry practice, it does not have long-term contracts with many of its customers. In addition, its contracts generally do not commit its customers to any minimum purchase volume. Therefore, a significant number of its customers may terminate their relationships with Fluid End Sales or reduce their purchasing volume at any time. Furthermore, the long-term customer contracts that Fluid End Sales does have are generally terminable without cause on short notice. Fluid End Sales’ thirty largest customers, in aggregate, represented approximately one-third of its revenue for the year ended December 31, 2017. The products that Fluid End Sales may sell to any particular customer depend in large part on the size of that customer’s capital expenditure budget in a particular year and on the results of competitive bids for major projects. Consequently, a customer that accounts for a significant portion of its sales in one fiscal year may represent an immaterial portion of its sales in subsequent fiscal years. The loss of a significant customer, or a substantial decrease in a significant customer’s orders, may have an adverse effect on Fluid End Sales’ sales and revenue. In addition, Fluid End Sales is subject to customer audit clauses in many of its multi-year contracts. If Fluid End Sales is not able to provide the proper documentation or support for invoices per the contract terms, it may be subject to negotiated settlements with its major customers.

Changes in Fluid End Sales’ customer and product mix could cause its product margin to fluctuate.

From time to time, Fluid End Sales may experience changes in its customer mix or in its product mix. Changes in its customer mix may result from geographic expansion, daily selling activities within current geographic markets and targeted selling activities to new customer segments. Changes in Fluid End Sales’ product mix may result from marketing activities to existing customers and needs communicated to Fluid End Sales from existing and prospective customers. If customers begin to require more lower-margin products from Fluid End Sales and fewer higher-margin products, its business, results of operations and financial condition may suffer.

Customer credit risks could result in losses.

The concentration of Fluid End Sales’ customers in the energy industry may impact its overall exposure to credit risk as customers may be similarly affected by prolonged changes in economic and industry conditions. Further, laws in some jurisdictions in which Fluid End Sales operates could make collection difficult or time consuming. Fluid End Sales’ performs ongoing credit evaluations of its customers and do not generally require collateral in support of its trade receivables. While Fluid End Sales maintains reserves for expected credit losses, it cannot assure these reserves will be sufficient to meet write-offs of uncollectible receivables or that its losses from such receivables will be consistent with its expectations.

Fluid End Sales is a holding company and depend upon its subsidiaries for its cash flow.

Fluid End Sales is a holding company. Its subsidiaries conduct all of its operations and own substantially all of its assets. Consequently, its cash flow and its ability to meet its obligations or to make other distributions in the future will depend upon the cash flow of its subsidiaries and its subsidiaries’ payment of funds to it in the form of dividends, tax sharing payments or otherwise. The ability of Fluid End Sales’ subsidiaries to make any payments to it will depend on their earnings, the terms of their current and future indebtedness, tax considerations and legal and contractual restrictions on the ability to make distributions. Fluid End Sales’ subsidiaries are separate and distinct legal entities. Any right that Fluid End Sales has to receive any assets of or distributions from any of its subsidiaries upon the bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary’s creditors, including trade creditors and holders of debt that the subsidiary issued.

Changes in Fluid End Sales’ credit profile may affect its relationship with its suppliers, which could have a material adverse effect on its liquidity.

Changes in Fluid End Sales’ credit profile may affect the way its suppliers view its ability to make payments and may induce them to shorten the payment terms of their invoices. Given the large dollar amounts and volume of its purchases from suppliers, a change in payment terms may have a material adverse effect on its liquidity and its ability to make payments to its suppliers and, consequently, may have a material adverse effect on Fluid End Sales.

Fluid End Sales is subject to strict environmental, health and safety laws and regulations that may lead to significant liabilities and negatively impact the demand for its products.

Fluid End Sales is subject to a variety of federal, state, local, foreign and provincial environmental, health and safety laws; regulations and permitting requirements, including those governing the discharge of pollutants or hazardous substances into the air, soil or water, the generation, handling, use, management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate and clean up contamination and occupational health and safety. Regulations and courts may impose fines and penalties for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits. Fluid End Sales failure to comply with applicable environmental, health and safety requirements could result in fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Certain laws and regulations, such as the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or the “U.S. federal Superfund law”) or its state and foreign equivalents, may impose the obligation to investigate and remediate contamination at a facility on current and former owners or operators or on persons who may have sent waste to that facility for disposal. These laws and regulations may impose liability without regard to fault or to the legality of the activities giving rise to the contamination.

Moreover, Fluid End Sales may incur liabilities in connection with environmental conditions currently unknown to Fluid End Sales relating to its existing, prior or future owned or leased sites or operations or those of predecessor companies whose liabilities it may have assumed or acquired. Fluid End Sales believes that indemnities contained in certain of its acquisition agreements may cover certain environmental conditions existing at the time of the acquisition, subject to certain terms, limitations and conditions. However, if these indemnification provisions terminate or if the indemnifying parties do not fulfill their indemnification obligations, Fluid End Sales may be subject to liability with respect to the environmental matters that those indemnification provisions address. In addition, environmental, health and safety laws and regulations applicable to its business and the business of its customers, including laws regulating the energy industry, and the interpretation or enforcement of these laws and regulations, are constantly evolving. It is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have on Fluid End Sales. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, its costs, or the costs of its customers, could increase, which may have a material adverse effect on Fluid End Sales.

Fluid End Sales may not have adequate insurance for potential liabilities, including liabilities arising from litigation.

In the ordinary course of business, Fluid End Sales has and in the future may become the subject of various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning its commercial operations, the products Fluid End Sales distributes, employees and other matters, including potential claims by individuals alleging exposure to hazardous materials as a result of the products Fluid End Sales distributes or its operations. Some of these claims may relate to the activities of businesses that Fluid End Sales has acquired, even though these activities may have occurred prior to its acquisition of the businesses. The products Fluid End Sales distributes are sold primarily for use in the energy industry, which is subject to inherent risks that could result in death, personal injury, property damage, pollution, release of hazardous substances or loss of production. In addition, defects in the products it distribute could result in death, personal injury, property damage, pollution, release of hazardous substances or damage to equipment and facilities. Actual or claimed defects in the products Fluid End Sales distributes may give rise to claims against it for losses and expose it to claims for damages.

Fluid End Sales maintains insurance to cover certain of its potential losses, and it is subject to various self-retentions, deductibles and caps under its insurance. Fluid End Sales faces the following risks with respect to its insurance coverage:

●	it may not be able to continue to obtain insurance on commercially reasonable terms;

●	it may incur losses from interruption of its business that exceed its insurance coverage;

●	it may be faced with types of liabilities that will not be covered by its insurance;

●	its insurance carriers may not be able to meet their obligations under the policies; or

●	the dollar amount of any liabilities may exceed its policy limits.

Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on Fluid End Sales. Finally, even in cases where Fluid End Sales maintains insurance coverage, its insurers may raise various objections and exceptions to coverage that could make uncertain the timing and amount of any possible insurance recovery.

Due to its position as a distributor, Fluid End Sales is subject to personal injury, product liability and environmental claims involving allegedly defective products.

Fluid End Sales’ customers use certain products it distributes in potentially hazardous applications that can result in personal injury, product liability and environmental claims. A catastrophic occurrence at a location where end users use the products it distributes may result in Fluid End Sales being named as a defendant in lawsuits asserting potentially large claims, even though Fluid End Sales did not manufacture the products. Applicable law may render Fluid End Sales liable for damages without regard to negligence or fault. In particular, certain environmental laws provide for joint and several and strict liability for remediation of spills and releases of hazardous substances. Certain of these risks are reduced by the fact that Fluid End Sales is a distributor of products that third-party manufacturers produce, and, thus, in certain circumstances, Fluid End Sales may have third-party warranty or other claims against the manufacturer of products alleged to have been defective. However, you have no assurance that these claims could fully protect Fluid End Sales or that the manufacturer would be able financially to provide protection. You have no assurance that Fluid End Sales’ insurance coverage will be adequate to cover the underlying claims. Fluid End Sales’ insurance does not provide coverage for all liabilities (including liability for certain events involving pollution or other environmental claims).

If Fluid End Sales loses any of its key personnel, it may be unable to effectively manage its business or continue its growth.

Fluid End Sales’ future performance depends to a significant degree upon the continued contributions of its management team and its ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. In particular, Fluid End Sales relies on its sales and marketing teams to create innovative ways to generate demand for the products it distribute. The loss or unavailability to Fluid End Sales of any member of its management team or a key sales or marketing employee could have a material adverse effect on Fluid End Sales to the extent Fluid End Sales is unable to timely find adequate replacements. Fluid End Sales faces competition for these professionals from its competitors, its customers and other companies operating in its industry. Fluid End Sales may be unsuccessful in attracting, hiring, training and retaining qualified personnel.

Interruptions in the proper functioning of Fluid End Sales information systems could disrupt operations and cause increases in costs or decreases in revenues.

The proper functioning of Fluid End Sales’ information systems is critical to the successful operation of its business. Fluid End Sales depends on its information management systems to process orders, track credit risk, manage inventory and monitor accounts receivable collections. Fluid End Sales’ information systems also allow it to efficiently purchase products from its vendors and ship products to its customers on a timely basis, maintain cost-effective operations and provide superior service to its customers. However, Fluid End Sales’ information systems could be vulnerable to natural disasters, power losses, telecommunication failures, security breaches and other problems. If critical information systems fail or are otherwise unavailable, its ability to procure products to sell, process and ship customer orders, identify business opportunities, maintain proper levels of inventories, collect accounts receivable and pay accounts payable and expenses could be adversely affected. Fluid End Sales ability to integrate its systems with its customers’ systems would also be significantly affected. Fluid End Sales maintains information systems controls designed to protect against, among other things, unauthorized program changes and unauthorized access to data on its information systems. If Fluid End Sales’ information systems controls do not function properly, Fluid End Sales could face increased risks of unexpected errors and unreliable financial data or theft of proprietary information.

The loss of third-party transportation providers upon whom Fluid End Sales depends, or conditions negatively affecting the transportation industry, could increase its costs or cause a disruption in its operations.

Fluid End Sales depends upon third-party transportation providers for delivery of products to its customers. Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, including, but not limited to, shortages of truck drivers, disruptions in rail service, increases in fuel prices and adverse weather conditions, could increase its costs and disrupt its operations and its ability to service its customers on a timely basis. Fluid End Sales cannot predict whether or to what extent increases or anticipated increases in fuel prices may impact its costs or cause a disruption in its operations going forward.

Adverse weather events or natural disasters could negatively affect local economies and disrupt operations.

Certain areas in which Fluid End Sales operates are susceptible to adverse weather conditions or natural disasters, such as hurricanes, tornadoes, floods and earthquakes. These events can disrupt Fluid End Sales’ operations, result in damage to its properties and negatively affect the local economies in which it operates. Additionally, Fluid End Sales may experience communication disruptions with its customers, vendors and employees. These events can cause physical damage to its locations and require Fluid End Sales to close locations. Additionally, Fluid End Sales’ sales orders and shipments can experience a temporary decline immediately following these events.

Fluid End Sales cannot predict whether or to what extent damage caused by these events will affect its operations or the economies in regions where it operates. These adverse events could result in disruption of Fluid End Sales’ purchasing or distribution capabilities, interruption of its business that exceeds its insurance coverage, its inability to collect from customers and increased operating costs. Fluid End Sales’ business or results of operations may be adversely affected by these and other negative effects of these events.

Uncertainties in the interpretation and application of the 2017 Tax Cuts and Jobs Act could materially affect Fluid End Sales’ tax obligations and effective tax rate.

The Tax Cuts and Jobs Act (“Act”) was enacted on December 22, 2017, and significantly affected U.S. tax law by changing how the U.S. imposes income tax on multinational corporations. The U.S. Department of Treasury has broad authority to issue regulations and interpretative guidance that may significantly impact how Fluid End Sales will apply the law and impact its results of operations in the period issued. The Act requires complex computations not previously provided in U.S. tax law. As such, the application of accounting guidance for such items is currently uncertain. Further, compliance with the Act and the accounting for such provisions require accumulation of information not previously required or regularly produced. As a result, Fluid End Sales has provided a provisional estimate on the effect of the Act in its financial statements. As additional regulatory guidance is issued by the applicable taxing authorities, as accounting treatment is clarified, as it performs additional analysis on the application of the law, and as Fluid End Sales refines estimates in calculating the effect, its final analysis, which will be recorded in the period completed, may be different from its current provisional amounts, which could materially affect its tax obligations and effective tax rate.

Fluid End Sales faces risks associated with conducting business in markets outside of the U.S. and Canada.

Fluid End Sales currently conducts business in countries outside of the U.S. and Canada. Fluid End Sales could be materially and adversely affected by economic, legal, political and regulatory developments in the countries in which it does business in the future or in which it expands business, particularly those countries which have historically experienced a high degree of political or economic instability. Examples of risks inherent in conducting business in markets outside of the U.S. and Canada include:

●	changes in the political and economic conditions in the countries in which Fluid End Sales operates, including civil uprisings and terrorist acts;

●	unexpected changes in regulatory requirements;

●	changes in tariffs;

●	the adoption of foreign or domestic laws limiting exports to or imports from certain foreign countries;

●	fluctuations in currency exchange rates and the value of the U.S. dollar;

●	restrictions on repatriation of earnings;

●	expropriation of property without fair compensation;

●	governmental actions that result in the deprivation of contract or proprietary rights; and

●	the acceptance of business practices which are not consistent with or are antithetical to prevailing business practices Fluid End Sales is accustomed to in North America including export compliance and anti-bribery practices and governmental sanctions.

If Fluid End Sales begins doing business in a foreign country in which it does not presently operate, Fluid End Sales may also face difficulties in operations and diversion of management time in connection with establishing its business there.

Fluid End Sales subject to U.S. and other anti-corruption laws, trade controls, economic sanctions, and similar laws and regulations, including those in the jurisdictions where Fluid End Sales operates. Fluid End Sales’ failure to comply with these laws and regulations could subject it to civil, criminal and administrative penalties and harm its reputation.

Doing business on a worldwide basis requires Fluid End Sales to comply with the laws and regulations of the U.S. government and various foreign jurisdictions. These laws and regulations place restrictions on its operations, trade practices, partners and investment decisions. In particular, Fluid End Sales’ operations are subject to U.S. and foreign anti-corruption and trade control laws and regulations, such as the Foreign Corrupt Practices Act (“FCPA”), export controls and economic sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). As a result of doing business in foreign countries and with foreign partners, Fluid End Sales is exposed to a heightened risk of violating anti-corruption and trade control laws and sanctions regulations.

The FCPA prohibits Fluid End Sales from providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. It also requires Fluid End Sales to keep books and records that accurately and fairly reflect the Company’s transactions. As part of Fluid End Sales’ business, Fluid End Sales may deal with state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. In addition, the United Kingdom Bribery Act (the “Bribery Act”) has been enacted and came into effect on July 1, 2011. The provisions of the Bribery Act extend beyond bribery of foreign public officials and also apply to transactions with individuals that a government does not employ. The provisions of the Bribery Act are also more onerous than the FCPA in a number of other respects, including jurisdiction, non-exemption of facilitation payments and penalties. Some of the international locations in which Fluid End Sales operates lack a developed legal system and have higher than normal levels of corruption. Fluid End Sales’ continued expansion outside the U.S., including in developing countries, and its development of new partnerships and joint venture relationships worldwide, could increase the risk of FCPA, OFAC or Bribery Act violations in the future.

Economic sanctions programs restrict Fluid End Sales’ business dealings with certain sanctioned countries, persons and entities. In addition, because Fluid End Sales acts as a distributor, it faces the risk that its customers might further distribute its products to a sanctioned person or entity, or an ultimate end-user in a sanctioned country, which might subject it to an investigation concerning compliance with the OFAC or other sanctions regulations.

Violations of anti-corruption and trade control laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment. Fluid End Sales has established policies and procedures designed to assist its compliance with applicable U.S. and international anti-corruption and trade control laws and regulations, including the FCPA, the Bribery Act and trade controls and sanctions programs administered by the OFAC, and have trained its employees to comply with these laws and regulations. However, you have no assurance that all of its employees, consultants, agents or other associated persons will not take actions in violation of its policies and these laws and regulations, and that its policies and procedures will effectively prevent Fluid End Sales from violating these regulations in every transaction in which it may engage or provide a defense to any alleged violation. In particular, Fluid End Sales may be held liable for the actions that its local, strategic or joint venture partners take inside or outside of the United States, even though its partners may not be subject to these laws. Such a violation, even if its policies prohibit it, could have a material adverse effect on its reputation, business, financial condition and results of operations. In addition, various state and municipal governments, universities and other investors maintain prohibitions or restrictions on investments in companies that do business with sanctioned countries, persons and entities.

The occurrence of cyber incidents, or a deficiency in Fluid End Sales’ cybersecurity, could negatively impact Fluid End Sales’ business by causing a disruption to its operations, a compromise or corruption of its confidential information or damage to Fluid End Sales’ image, all of which could negatively impact its financial results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of Fluid End Sales’ information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data or steal confidential information. As Fluid End Sales’ reliance on technology has increased, so have the risks posed to its systems, both internal and those it has outsourced. Fluid End Sales’ three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to Fluid End Sales’ image, and private data exposure. Fluid End Sales has implemented solutions, processes, and procedures to help mitigate this risk, but these measures, as well as its organization’s increased awareness of its risk of a cyber incident, do not guarantee that its financial results will not be negatively impacted by such an incident.

Compliance with and changes in laws and regulations in the countries in which Fluid End Sales operates could have a significant financial impact and effect how and where it conducts its operations.

Fluid End Sales has operations in the U.S. and in other countries that can be impacted by expected and unexpected changes in the business and legal environments in the countries in which it operates. Compliance with and changes in laws, regulations, and other legal and business issues could impact its ability to manage its costs and to meet its earnings goals. Compliance related matters could also limit its ability to do business in certain countries. Changes that could have a significant cost to Fluid End Sales include new legislation, new regulations, or a differing interpretation of existing laws and regulations, changes in tax law or tax rates, the unfavorable resolution of tax assessments or audits by various taxing authorities, the expansion of currency exchange controls, export controls or additional restrictions on doing business in countries subject to sanctions in which Fluid End Sales operates or intend to operate.

Changes in the United Kingdom’s economic and other relationships with the European Union could adversely affect Fluid End Sales.

In June 2016, a majority of voters in the United Kingdom elected to withdraw from the European Union in a national referendum (“Brexit”). In March 2017, the United Kingdom formally notified the European Union of its intention to withdraw, and withdrawal negotiations began in June 2017. European Union rules provide for a two-year negotiation period, beginning on the withdrawal notification date, unless an extension is agreed to by the parties. The negotiations between the parties have yet to produce an overall structure for their ongoing relationship following Brexit. Fluid End Sales has joint ventures and volume pricing agreements with suppliers, manufacturers and wholesalers in both the United Kingdom and the European Union. The ongoing uncertainty and potential re-imposition of border controls and customs duties on trade between the United Kingdom and European Union nations could negatively impact its competitive position, supplier and customer relationships and financial performance. The ultimate effects of Brexit on Fluid End Sales will depend on the specific terms of any agreement the United Kingdom and the European Union reach to provide access to each other’s respective markets.

RISKS RELATED TO INVESTMENT IN OUR SHARES:

If would receive only a fractional share and elect to purchase the balance for one whole share, you may have difficulty in selling the single share, in which case the trading commissions and fees may reasonably be expected to exceed the market price of a single share.

If you own 2,144 shares or less of Sixty Six Oilfield Services, you will be entitled to receive only a fractional share of our common stock in the dividend distribution. You will have the opportunity to purchase the balance of one whole share from us, so you will then own a whole share, or receive payment for the fractional share you would otherwise receive. See “How Sixty Six Oilfield Services Will Distribute Our Shares.” If you elect to purchase the balance of one whole share, you may find it difficult or impossible to sell one share into the public securities market; and, in the event you are able to sell it, the commissions and fees incurred may exceed the sales price received.

You may incur federal income tax as a result of your receipt of the dividend distribution.

We are not able to predict the fair market value of our shares that the Internal Revenue Service may claim immediately following the dividend distribution. To the extent such fair market value exceeds your taxable basis in the Sixty Six Oilfield Services stock to which the dividend relates, the excess may be treated as short or long term capital gain, based on your holding period for the Sixty Six Oilfield Services stock. As a result, you may be required to include some amount related to the dividend in your taxable income for federal and state income tax purposes, even though you receive no cash in connection with the transaction. You will be required to use other sources of cash to pay any increase in your income tax related to the dividend.

You may find it difficult to sell our shares because there is no public market for our shares and you have no assurance a public market will develop.

There is currently no market for our common stock. You will only be able to sell our shares if a public market develops for our stock. If a public market does develop, you have no assurance how sustained or active the public market for our common stock will become or remain. It is likely that the public market for our common stock will be volatile, in that it may be subject to wide and unpredictable price and volume swings. Accordingly, you may find it difficult to sell our common stock should you invest in it.

Outstanding shares that are eligible for future sale could adversely impact a public trading market for our common stock, if a public trading market develops.

The 4,600,000 shares of our common stock that will be sold and distributed under this prospectus are eligible for immediate resale in the public securities markets, if a public market develops for our common stock. We will have an additional 39,150,000 shares, which are shares held and that will be held by our management and others, including 168,750 shares which may be issued as compensation for sale of the shares, are “restricted securities”, as defined in Rule 144, which will also be eligible for resale into the public securities markets after we have been a reporting company for ninety days, beginning on the effective date of the registration statement of which this prospectus is a part; provided, that shares held by management are subject to the amount limitation imposed by Rule 144. The amount of restricted shares which are available for sale into the public market, should such a market be developed, with or without the sale of those shares, could depress our stock price until such time, if ever, that an active and liquid market for our common stock develops and the restricted shares are sold by their owners.

“Penny stock” rules may make buying and selling our common stock difficult.

You have no assurance trading in our common stock will not be subject to the “penny stock” rules of the Securities and Exchange Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock and limiting the number of broker-dealers who will accept our common stock in their customers’ accounts. As a result, you may find it more difficult to sell our common stock into the public market.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30, in which case we would no longer be an emerging growth company as of the following June 30. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

HOW WE INTEND TO USE THE NET PROCEEDS FROM THE SALE OF OUR SHARES

We are offering 3,375,000 shares of our common stock on a self-underwritten, best efforts, all or none basis at an initial offering price per share of $4.00. We expect to receive net proceeds from the sale of our shares of approximately $12,100,000, after payment of commissions, discounts, fees and expenses estimated at $1,400,000, but not including any shares of our common stock we may be required to issue as additional compensation in connection with the sale of the Shares. The following table sets forth how we intend to use the net proceeds from the sale of the shares, assuming we sell all of the shares, which must be sold if we sell any shares.

Use of Net Proceeds	Amount
Purchase of Series A-1 Preferred Stock of Sixty Six Oilfield Services (1)	$6,500,000
Intercompany loan to Fluid End Sales for equity portion of purchase of six oil drilling rig (2)	$5,650,000
Total	$12,150,000

(1)	The total purchase price is $10,500,000 with the balance paid in convertible purchase money promissory notes in the aggregate principal amount of $4,000,000 payable in one year, with interest at the prime rate as published from time to time in the Wall Street Journal. The promissory notes will be secured by a pledge of the stock of Fluid End Sales and the Series A-1 Preferred Stock of Sixty Six Oilfield Services to the noteholders. Fluid End Sales will repay the intercompany loan out of proceeds from the resale of the six oil drilling rigs and we plan use the repayment funds to prepay the convertible promissory notes, if not converted.
(2)	The estimated acquisition, reconditioning, shipping and service costs of six oil drilling rigs is approximately $27,500,000. The balance of the acquisition cost of the oil drilling rigs will be paid with proceeds from a financing by a private commercial lender and a private equity firm. At the date of this prospectus, we are not able to determine what the terms of such financings will be. You have no assurance we will be able to secure the financings for the balance of the acquisition cost. The financings are a condition for our acquisition of Fluid End Sales.

Pending sale of all the shares, subscribers’ funds with be placed in an escrow account we establish with a financial institution to be identified. If we do not sell all of the shares within ninety days of the effective date of the registration statement of which this prospectus is a part, subject to up to two extensions at our election of ninety additional days each, the funds will be promptly returned to subscribers without interest, offset or deduction. In the event we do sell all the shares, pending use for the purposes set forth above, the net proceeds we receive will be deposited until used for the purposes set forth above in an interest bearing account with a financial institution or invested in short term instruments with security of principal

ESTIMATED DILUTION TO PURCHASERS OF OUR COMMON STOCK

You may experience significant dilution in the value of your investment in our common stock at a price of $4.00 per share. Dilution represents the difference between the price you pay and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered – see, “How We Have Determined The Offering Price” – and because our existing stockholders have paid substantially less than the initial offering price of $4.00 per share. Dilution of the value of the shares you purchase will result in a higher book value of the shares held by our existing stockholders. We expect our purchase of Fluid End Sales for shares of our common stock will increase our net tangible assets offset in part however by liabilities of Sixty Six Oilfield Services. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders after our purchase of Fluid End Sales and of control of Sixty Six Oilfield Services. We have no net tangible book value at the date of this prospectus, nor do we have liabilities that would reduce net tangible book value arising from our acquisition of Fluid End Sales. The unaudited net tangible book value at December 31, 2017 of Fluid End Sales was $ 2,443,253. Sixty Six Oilfield Services had a negative net tangible book value of $679,000 (liabilities due primarily to Mr. Bland’s wholly owned limited liability company and which we expect to be forgiven) at December 31, 2017 on an unconsolidated basis, which will offset the aggregate net tangible book value arising from our acquisition of Fluid End Sales.

Proforma net tangible book value as of December 31, 2017:

Fluid End Sales net tangible book value	$2,443,253

Less Liabilities of Sixty Six Oilfield Services parent only	$679,000

Net proceeds from sale of 3,375,000 shares	$12,150,000

Net tangible book value assuming all shares sold and issued in connection with the acquistions and related transactions	$15,272,253

Net tangible book value per share assuming all shares sold and issued in connection with the acquistions and related transactions (1)	$0.06

Price paid by existing stockholders	no tangible value
Increase in net tangible book value for existing stockholders	$0.06

Price paid by purchasers in the offering made by this prospectus	$4.00
Dilution to purchasers in the offering made by this prospectus	$3.94

Total issued and outstanding (1)	43,750,000
Percentage of stock owned by:
Existing stockholders following completion of acquisition -	91.65%
Purchasers of common stock -	8.35%

(1)	Assumes we issue 168,750 shares as broker-deaker an other compensation in connection with our sale of the 3,375,000 shares. Does not include additional shares we may issue as a result of rounding up for whole shares or sale of fractional shares in connection with the dividend to be distrubed by Sixty Six Oilfield Services.

PLAN OF OPERATIONS

We expect to complete the acquisition of Fluid End Sales following the sale of all the shares pursuant to this prospectus, subject to commitments for financings in an approximate aggregate amount of $27,500,000 for the balance of the purchase price of six oil drilling rigs. You have no assurance we will be able to sell the 3,375,000 shares offered by this prospectus. If we do not complete the sale of all the shares, we will not acquire Fluid End Sales and we will not become a publicly traded company. If we do complete the acquisitions, which requires us to sell all of the shares we are offering, our operations will be funded by cash flows derived from Fluid End Sales. Until that time, we expect our monthly cash expenses to average $5,000 primarily for payments to third parties for services, supplies and facilities. Mr. Bland has given us a written commitment to provide the funding for payment of those expenses, not to exceed the greater of $60,000 or six months of actual expenses. Mr. Bland and Jackson L. Morris, Esq., our corporate and securities counsel and significant stockholder, are contributing their services to us until we derive revenues from Fluid End Sales. Sixty Six Oilfield Services does not have any operations or revenues apart from Fluid End Sales as a subsidiary. We intend Fluid End Sales, to retain a greater portion of their revenues and net cash flow to fund and expand their respective operations.

Liquidity, Capital Resources and Capital Commitments

Liquidity means our ability to generate adequate amounts of cash to meet our needs for cash on a short and long term basis. We have not sold any shares for cash, borrowed any money or earned any revenues which would be sources of liquidity. Accordingly, our short and long term liquidity may be deemed to be nil. To the date of this prospectus and until we complete the acquisition of Fluid End Sales, our controlling stockholder, director and chief executive officer has given us a written commitment to fund our monthly cash operating costs not to exceed at total of $60,000. which we estimate will cover our cash operating expenses for six months.

At June 30, 2018, we had no capital resources, no working capital and no capital commitments. We do not have any assets on our balance sheet at June 30, 2018. Our balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.

Going Concern

Our financial statements have been prepared on a going concern basis. Our auditors have expressed significant doubt about our ability to continue as a going concern. In the event we sell all the shares we are offering by this prospectus, which we must sell if any are sold, we will completed the acquisition of Fluid End Sales which we anticipate will relieve the concern of our auditors that we will be able to continue as a going concern.

Critical Accounting Policies

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its financial statements:

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

We recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is collection is reasonably assured.

Share-based payments

We may issue shares of common stock to employees and non-employees for services. Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period.

We will estimate the fair value of stock options and warrants using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options that have no vesting restrictions and are fully transferable. This model requires the input of subjective assumptions, including the expected price volatility of the underlying stock and the expected life of stock options. Projected data related to the expected volatility of stock options is based on the average volatility of the trading prices of comparable companies and the expected life of stock options is based upon the average term and vesting schedules of the options. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore the existing valuation models do not provide a precise measure of the fair value of our stock options and warrants.

We will estimate the fair value of shares of common stock issued for services based on the price of shares of the Company’s common stock sold in contemporaneous private placements of offerings on the date shares are granted.

Recent Accounting Pronouncements

We have implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Disclosure Controls and Procedures and Internal Control Over Financial Reporting

307 – Disclosure controls and procedures: As of June 30, 2018, we carried out an evaluation of the effectiveness of our disclosure controls and procedures, with the participation of our principal executive and principal financial officers. Disclosure controls and procedures are defined in Exchange Act Rule 15d–15(e) as “controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Act (15 U.S.C. 78a, et seq.) is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms and include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.” Based on our evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of June 30, 2018, we did not have adequate disclosure controls and procedures.

The primary reasons for management’s conclusions are that we did not have a plan in place for implementing controls and procedures and insufficient personnel to implement checks and balances. We believe that we will not have sufficient funds available to develop a plan in the foreseeable future. We do not anticipate that our business will need sufficient personnel in the foreseeable future that are needed to implement checks and balances.

308(b) – Changes in internal control over financial reporting: Based upon an evaluation by our management of our internal control over financial reporting, with the participation of our principal executive and principal financial officers, there were no changes made in our internal control over financial reporting during the period ended June 30, 2018 that have materially affected or are reasonably likely to materially affect this control.

Limitations on the Effectiveness of Internal Control: In the event we are able to implement disclosure controls and procedures and internal control over financial reporting, our management does not expect these programs will necessarily prevent all fraud and material errors. An internal control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations on all internal control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, and/or by management override of the control. The design of any system of internal control is also based in part upon certain assumptions about risks and the likelihood of future events, and there is no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in circumstances and the degree of compliance with the policies and procedures may deteriorate. Because of the inherent limitations in a cost-effective internal control system, financial reporting misstatements due to error or fraud may occur and not be detected on a timely basis.

OUR PLANNED ACQUISITIONS

Our Planned Acquisition of Fluid End Sales

We have a legally binding letter of intent dated August 16, 2018 to purchase Fluid End Sales from Sixty Six Oilfield Services. In the event we sell all of the shares we are offering pursuant to this prospectus, we plan to purchase Fluid End Sales pursuant to a Stock Purchase Agreement to be negotiated with ordinary and customary terms and conditions. The letter of intent provides that we will pay 1,225,000 shares of our common stock to Sixty Six Oilfield Services for the purchase of Fluid End Sales. The closing our purchase of Fluid End Sales requires us to (a) lend $5,600,000 to Fluid End Sales which we will derive from the net proceeds from the sale of our shares and which it will use as the “equity portion” of the purchase price of six oil drilling rigs which it intends to resell and (b) for us to deliver a financing commitment from a private commercial lender and/or a private equity firm for an approximate aggregate of $27,500,000 for the balance of the purchase price. If we sell all of the shares offered by this prospectus, you have no assurance we will be able to deliver the financing commitments required to complete our purchase of Fluid End Sales. In addition, we will issue an aggregate of 4,375,000 shares of our common stock to the management of Fluid End Sales. See, “How We Intend to Use the Net Proceeds from Our Sale of the Shares”. We will pledge the stock of Fluid End Sales as collateral security for the promissory notes we issue to acquire the Series A-1 Preferred Stock of Sixty Six Oilfield Services described in the next section. The letter of intent provides that Jason Clayton and Jimmy Joslin, directors and officers of Fluid End Sales and Sixty Six Oilfield Services, will become two of our directors for not less than five years and will retain full management control over Fluid End Sales.

We have made an application to a private commercial lender for the debt portion of the purchase price of the six drilling rigs. We do not know at the date of this preliminary prospectus what terms a loan commitment, if we receive one, will impose in the loan transaction. We have been advised that the private commercial lender will require that we acquire Fluid End Sales and that Fluid End Sales provide a purchase order to it vendor and a purchase order from its buyer of the six oil drilling rigs. You have no assurance we will be able to obtain a loan commitment for the purchase of the six drilling rigs. If we do not obtain a loan commitment, we will not sell any of the shares we are offering by this prospectus.

Our Planned Acquisition of Sixty Six Oilfield Services

The letter of intent dated August 16, 2018 we have to purchase Fluid End Sales from Sixty Six Oilfield Services also obligates us to purchase three million shares of super voting Series A-1 Preferred Stock of Sixty Six Oilfield Services from the management of Fluid End Sales/Sixty Six Oilfield Services. The letter of intent provides that we will pay a purchase price of (a) shares of our common stock equal to ten percent of our outstanding common stock calculated following such issue and $10.5 million in cash, of which $6.5 million will be paid at closing and the balance will be paid in the form of promissory notes, payable in one year. See, “How We Intend to Use the Net Proceeds from Our Sale of the Shares”. We will pay interest on the notes at the prime rate as published in the Wall Street Journal from time to time. The notes will be secured by a pledge of the stock of Fluid End Sales to the noteholders. In the event we default on the payment of principal or interest, the noteholders may elect to foreclose against the stock of Fluid End Sales. We plan to use part of the proceeds from repayment of our intercompany loan to Fluid End Sales to prepay the promissory notes, unless sooner converted into shares of our common stock.

OUR PLANNED BUSINESS

Company Overview

At the date of this prospectus, we have no business or operations. Subject to sale of all 3,375,000 shares offered by this prospectus and delivery of a loan commitment for approximately $27,500,000, we plan to acquire Fluid End Sales and Sixty Six Oilfield Services. The business described below is the business of Fluid End Sales. Sixty Six Oilfield Services has no business or operations apart from Fluid End Sales as a subsidiary.

Fluid End Sales’ Business

Overview

Fluid End Sales is a complete oilfield supply and equipment company established in 1983 and does business under the name of Five Star Rig and Supply and has two main divisions; Five Star Rig and Supply and Oklahoma Rig Fabricators, the latter a wholly owned subsidiary. The Five Star Rig and Supply division builds, inspects, refurbishes and certifies drilling rigs of various sizes from 1000 horse power truck mounted rigs to 3000 horse power multi-platform rigs. The Oklahoma Rig Fabricators division supplies used, inspected, certified and tested drilling pipe of all types in addition to drill collars, heavy weight drill pipe, subs, elevators and other pipe components for drilling activities. Fluid End Sales also manufactures a variety of oilfield equipment for custom orders including, centrifugal pumps, wireline machines, bug blowers, and FC-1000 and other 1000 HP mud pumps. It has a department to rebuild air hoists, compressors, kelly spinners and pipe spinners

Fluid End Sales’ Products

Fluid End Sales’ global product offering includes consumable maintenance, repair and operating (“MRO”) supplies, pipe, valves, fittings, flanges, gaskets, fasteners, electrical, instrumentation, valve actuation and modular process, measurement and control equipment as well as drilling rigs, drilling rig parts and supplies, inspection and certification services and drilling pipe.

Fluid End Sales’ solutions include outsourcing certain functions of procurement, inventory and warehouse management, logistics, point of issue technology, project management, business process and performance metrics reporting to various third party vendors with whom we have an on-going historical relationship.

Fluid End Sales supports land and offshore drilling and contractor operations for all the major oil and gas producing regions around the world through its Oklahoma City location. Its key markets, beyond North America, include Latin America, the North Sea, the Middle East, Asia Pacific and the Former Soviet Union (“FSU”). Its products support greenfield expansion, upstream capital projects, midstream infrastructure and transmission and maintenance, repair and operating “MRO” consumables used in day-to-day drilling and production.

Fluid End Sales stocks or sells more than 20,000stock keeping units (“SKUs”) through its main office to meet varied and changing local customer demands. Its supplier network consists of hundreds of vendors in approximately eight countries. It sells to customers operating in approximately twenty countries. The breadth and scale of Fluid End Sales’ offerings enhances the value proposition to their customers and suppliers.

Fluid End Sales also focuses on supplying the oil industry with custom drilling rigs and rig supplies, rig inspection services, rig service and maintenance plans as well as refurbishment services along with drill pipe which accompanies drilling activities including but not limited to heavy-weight drill pipe, drill collars, pup joints, pony collars, handling tools, tubing, casing, blow-out preventers, engines, compressors and other select equipment, including but not limited to line pipe, valves, actuated valves, fittings and flanges, pumps, OEM parts, electrical products, mill supplies, tools, safety supplies, personal protective equipment, applied products and applications, such as artificial lift systems, coatings and miscellaneous expendable items to customers world-wide through its facilities in Oklahoma City. Fluid End Sales plans to continue the purchase of used drilling rigs for refurbishment and customization as well as inventories of drill pipe, heavy-weight drill pipe, drill collars, custom rigs and other select drilling equipment. Products include drilling rigs, rigs supplies, drill pipe, line pipe, valves, actuated valves, fittings and flanges, pumps, OEM parts, electrical products, mill supplies, tools, safety supplies, personal protective equipment, applied products and applications, such as artificial lift systems, coatings and miscellaneous expendable and field supply consumable items such as lubricants, oils, and industrial gases including propane, oxygen, argon and helium commonly used for welding and alternative or back up power generation.

Global Sales

Fluid End Sales management believes demand for its products is driven primarily by the level of oil and gas drilling, completions, servicing, production, transmission, refining and petrochemical and industrial manufacturing activities. It also believes this demand is influenced by the global supply and demand for energy, the economy in general and by geopolitics. Fluid End Sales management believes several factors drive spending, such as investment in energy infrastructure, the North American conventional and shale plays, market expectations of future developments in the oil, natural gas, liquids, refined products, petrochemical, plant maintenance and other industrial, manufacturing and energy sectors.

United States

Fluid End Sales has its main location in Oklahoma City, with outside sales managers in approximately five locations in the United States geographically positioned to serve the drilling, completion and production, upstream, midstream and downstream energy and industrial markets. Fluid End Sales management believes the company offers higher value solutions in key product lines in the U.S. which broaden and deepen its customer relationships and related product line value. Examples of these include drilling rigs, drilling rig supplies, pumps, valves and valve actuation, process equipment, fluid transfer products, measurement and controls, along with many other products required by its customers, which enable them to focus on their core business while Fluid End Sales manages their supply chain. Fluid End Sales also provides additional value to its customers through the design, assembly, fabrication and optimization of products and equipment essential to the safe and efficient production, transportation and processing of oil and gas and industrial manufacturing.

Canada

Fluid End Sales has a network of three wholesalers who provide products to locations in the Canadian oilfield, predominantly in the oil rich provinces of Alberta and Saskatchewan in Western Canada. Fluid End Sales’ Canada segment primarily serves the energy exploration, production, mining and drilling business, offering its customers many of the same products and value-added solutions that it performs in the U.S. In Canada, it also provides training for, and supervises the installation of, drilling rigs, rig supplies and drilling pipe and drilling supplies. It supports these services with inventory and product and installation expertise to serve our customers alongside local operators and vendors.

International

Fluid End Sales operates in two countries and serves the needs of its international customers from two locations outside of the U.S. and Canada, which are strategically located in major oil and gas development areas. Fluid End Sales’ approach in these markets is similar to its approach in North America, providing inventory and support closer to their drilling and exploration activities.

Manufacturing operations in Dubai are provided through a joint venture with our partners in Dubai in the trade free zone of Jabel Ali where we can rebuild, refurbish and stack rigs for inspection, testing and certification prior to delivering the rigs, drill pipe and supplies to the active fields.

Fluid End Sales manufactures proprietary pumps, production flow valve and wire line units at its plant in Oklahoma City. These products are sold to customers worldwide.

Sources of Raw Materials, Components and Parts

Fluid End Sales’ sources raw materials, components and parts for Fluid End Sales’ products and components from local and national industry suppliers. The majority of which is provided by local Oklahoma based wholesalers and distributors which are numerous in Oklahoma City as a long standing center for the oil and gas industry. Some of the component parts, less than twenty-five percent may be sourced from overseas vendors including vendors located in Europe and Asia.

Fluid End Sales’ Distribution Channels

Fluid End Sales offers a diverse range of products across the energy and industrial markets in the U.S., Canada and internationally. There are thousands of manufacturers of the products used in the markets in which Fluid End Sales operates and customers demand a high level of service, responsiveness and availability across a broad set of products and vendors. These market dynamics make the distributor an essential element in the value chain. Fluid End Sales’ product offering is aligned to meet the needs of our customer base.

Energy

The oil and gas industry is usually divided into three major components: upstream, midstream and downstream. “Upstream” and “downstream” are general business terms referring to an oil or gas company’s location in the supply chain. The closer to the end user a function or firm is, the further downstream it is said to be. Raw material extraction or production are elements of the supply chain considered to be upstream. Upstream oil and gas production is the process of locating and extracting crude oil and natural gas reserves and is commonly referred to as exploration and production. The midstream sector involves the transportation (by pipeline, rail, barge, oil tanker or truck), storage, and wholesale marketing of crude or refined petroleum products. The downstream sector is the refining of petroleum crude oil and the processing and purifying of raw natural gas, as well as the marketing and distribution of products derived from crude oil and natural gas. The downstream sector reaches consumers through products such as gasoline or petrol, kerosene, jet fuel, diesel oil, heating oil, fuel oils, lubricants, waxes, asphalt, natural gas, and liquefied petroleum gas (LPG) as well as hundreds of petrochemicals.

Fluid End Sales’ energy operations provide products to multiple upstream and midstream customers from Oklahoma City location since our products and supplies are generally are for exploration, production and transportation. Our Oklahoma facility serves repeat account and walk-in retail customers. Products are inventoried in its warehouse based on local market needs and are delivered or available for pick-up as needed. This location serves a geographical radius and provides delivery of products and solutions. This distribution channel primarily serves the upstream and midstream energy, industrial and manufacturing end markets with locations worldwide. Fluid End Sales has a trained team of sales and operations professionals who are knowledgeable in its products, applications and customer service required to support customers as they drill, explore, produce, transport and refine oil and gas and other products.

Supply Chain

Oil and gas companies operate in dynamic and complex environments where they face constant challenges, especially in terms of supply and demand of products and part needed to explore, extract and produce oil and natural gas. Supply Chain is a general industry term which refers to an energy producer’s procurement and distribution of parts, supplies, materials and personnel. When oil prices are lows and or when product costs are high, energy producers will evaluate the supply chain, and procurement techniques and costs to best maximize a return on investment in the produced oil and natural gas. Oil and gas companies need to focus not only on their product supply chains, but also on the non-hydrocarbon supply chains that handle the parts, materials and services required to run the business. The non-hydrocarbon supply chain is critical to deliver the equipment and services required to find, extract, refine, and finally market the oil and gas. Procurement and supply chain strategies are set to be in the forefront of critical issues plaguing oil and gas companies, especially when Crude prices are trending downward.

Common industry practice to maximize efficiency includes the use advanced techniques, such as optimized inventory management, collaborative supplier relationship management and on time delivery of parts, tools, products, such as drilling mud, chemicals and special equipment and so on. According to the Harvard Business Review, purchased products and services account for more than 50 percent of the average oil and gas company’s total costs. Thus, even a 5 percent reduction in purchase costs can result in a significant increase in the profit margin for oil and gas companies. To achieve this, oil and gas companies have aggressive plans to continually review and updated the following in order to deliver better supply chain value:

●	Supply chain market intelligence.
●	Materials/supplier relationship management.
●	Supply chain talent and technology.

Supply chain market intelligence is the process of acquiring and analyzing information in order to understand the present and future market; support current and future sourcing and market sector strategy execution; and enable the business to better anticipate changes in the external marketplace and react before others do. Supply chain market intelligence is key to any industry, and more so for the dynamic oil and gas industry. Effective supply chain market intelligence helps oil and gas companies deal with strategic supply chain challenges, such as constrained capacity, infrastructure and volatile markets. It also helps companies make the right decisions about which markets to buy from, how to determine the right price to pay, and what benchmarks and targets provide the right competitive edge.

The oil and gas industry is heavily dependent on suppliers to provide complex services and critical equipment to support ongoing projects and operations. Contract management and supplier relationship management continually need to be managed and updated to ensure they are up to the mark to best minimize production risks or interruption. Oil and gas companies measure the robustness and performance of different contractors for various spend categories, and constantly seek dialog with them so that the suppliers are in unison with the necessary obligations in terms of safety, training, equipment and staffing requirements.

Another method that can help the oil and gas company in pricing negotiations is the use of the should-cost model, as well as the total-cost-of-ownership (TCO) model. In the former, the total acquisition cost for a particular piece of equipment or service is arrived at by taking into account the design cost, supplier operating cost, supplier margin, and transaction and acquisition costs. The should-cost model for different spend categories can empower oil and gas companies to effectively negotiate contract terms and conditions with suppliers. In the case of the TCO approach (more suitable for long lead times and critical capital-intensive equipment), the different costs, including the acquisition costs, and operation and maintenance costs, are arrived at before choosing the right supplier at the competitive price.

Fluid End Sales works with our customers and our diverse vendors to best manage the supply of all our products and we negotiate with all our customers on a best price basis for volume and quantity discounts where applicable. Long lead times for drilling rigs, drilling parts, drilling pipe, and supplies are common for our customers and delays do occur in the industry due to shortages of product materials or manpower. Fluid End works to minimize these occurrences by relying on its industry knowledge, communicating with our customers and our long standing relationships with our third party vendors and suppliers.

Fluid End Sales’ Customers

Fluid End Sales’ primary customers are companies active in the upstream and midstream sectors of the energy industry, including drilling contractors, well servicing companies, independent and national oil and gas companies, midstream operators, refineries, petrochemical, chemical, utilities and other downstream energy processors. Fluid End Sales also serves a diverse range of industrial and manufacturing companies across a broad spectrum of industries and end markets. Fluid End Sales’ partners with our customers to continually meet or exceed their expectations and add value as a supply chain partner in the locations where they operate. Fluid End Sales’ products are typically critical to our customers’ operations, yet represent only a small fraction of their total project or facility cost. Fluid End Sales management believes the company has established qualifications and an operational history to deliver high quality and reliable products that meet its customers’ requirements in a timely manner.

As customers increasingly aggregate purchasing to improve efficiency and reduce costs, they partner with large distributors who can meet their needs for products in multiple locations around the world. Fluid End Sales’ management believes the company could benefit from consolidation among the companies it serves, as the larger resulting companies look to global distributors as their source for products and related solutions.

Seasonal Nature of Fluid End Sales’ Business

A portion of Fluid End Sales’ business has experienced seasonal trends, to some degree, which have varied by geographic region. In the U.S. Midwest, South and Southwest, activity has historically been higher during the spring, summer and fall months. In the Northern U.S. and Canada, certain Exploration and Production activities have declined in the spring due to seasonal thaws and regulatory restrictions limiting the ability of drilling rigs and transportation to operate effectively and safely during these periods.

Environmental Matters

Fluid End Sales’ vendors, customers and clients who use its products are subject to a variety of federal, state, local, foreign and provincial environmental, health and safety laws, regulations and permitting requirements, including those governing the discharge of pollutants or hazardous substances into the air, soil or water, the generation, handling, use, management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate, remediate, monitor and clean up contamination and occupational health and safety. Fines and penalties may be imposed on Fluid End Sales vendors, customers and clients for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits which may impact Fluid End Sales’ customers from placing future orders. Historically, Fluid End Sales is not directly, but is indirectly affected by these various federal, state, local, foreign and provincial environmental, health and safety laws, regulations and permitting requirements and the costs of which Fluid End Sales may need to change, restock or return a product to comply with environmental and health and safety requirements may impact sales, but generally have not been material to our financial position, results of operations or cash flows. Fluid End Sales is not aware of any pending environmental compliance or remediation matters that, in the opinion of management, are reasonably likely to have a material effect on our business, financial position or results of operations or cash flows.

Fluid End Sales’ Competition

Distribution companies serving the energy and industrial end markets are both numerous and highly competitive. This industry is highly fragmented, comprised of large distributors, each with many locations, who aggregate and distribute several product lines, and includes numerous smaller regional and local companies, many of which operate from a single location and either aggregate and distribute several product lines or focus on a single product line. While some large distributors compete in both markets, most companies focus on either the energy or industrial end market. In the energy market, some of the larger companies against whom Fluid End Sales competes include, Russell Metals, Inc., FloWorks, Wolseley plc’s subsidiary, Ferguson Enterprises, Inc., MRC Global, Inc., DXP Enterprises, Inc., NOW, Inc. and National Oilwell Varco, Inc., the last five being publicly traded companies.

Description of Fluid End Sales’ Property

Fluid End Sales leases and utilizes 90,000 square foot office and warehouse on twelve acres of industrial paved land in Oklahoma City, Oklahoma. The facility is leased on annually triple net basis for $90,000 per year or $7,500 per month which includes the office, shop, warehouse and land. The lease is automatically and perpetually renewed annually without any provisions for annual escalations. The lease has a purchase option which provides that the facilities may be purchased for a discount of ten percent to the fair market value of the property based on an appraisal within sixty days of the purchase request notification. Fluid End Sales is responsible for all maintenance, care and improvements for the facility including the office, warehouse and inventory yard.

Fluid End Sales’ Employees

Fluid End Sales has eighteen permanent full time employees, no temporary full time employees and no part time employees and two officers. Some of Fluid End Sales’ employees are in various foreign locations. None of Fluid End Sales’ employees are covered by collective bargaining agreements. Fluid End Sales believes its relationship with its employees is good.

Fluid End Sales’ Litigation

Fluid End Sales is not engaged in any litigation, at the date of this prospectus, other than routine business litigation regarding collections of receivables and payables and disputes over equipment sales and purchases. Fluid End Sales does not expect to be engaged in litigation other than litigation of a routine nature in the future. Fluid End Sales is aware of any claims, demands or threatened litigation other than of a routine nature. Fluid End Sales maintains product and public liability insurance to limit the amount of any such claims which must be paid out-of-pocket.

Description of Our Property

We presently rent a virtual office.

Our Employees

Mr. Bland, our chief executive officer, is our only employee at the date of this prospectus.

OUR MANAGEMENT

The following table sets forth information about our directors and our executive officers at the date of this prospectus:

NAME	AGE	POSITION	Director Since
Kenneth D. Bland	56	Director and Chief Executive and Chief Financial Officer	inception
Jackson L. Morris	74	Corporation Secretary	inception

At the closing of our acquisition of Fluid End Sales, the persons identified in the following table will added to our management:

NAME	AGE	POSITION	Director beginning
Jason Clayton	43	Director and Chief Executive Officer of Fluid End Sales	at acquisition
James E. Frazier	54	Vice President of Fluid End Sales
Jimmie Joslin	56	Director and Vice President of Fluid End Sales	at acquisition

Our stockholders elect our directors, provided that our acquisition of Fluid End Sales will obligate us to elect Messrs. Clayton and Joslin as directors. Our directors serve terms of one year and are generally elected at each annual stockholders meeting; provided, that there is no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected. We do not have independent directors using the definition of independence contained in the NASDAQ listing rules. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any. Our acquisitions of Fluid End Sales will obligate us to appoint certain officers. We have the authority under Florida law and our bylaws to indemnify our directors and officers against certain liabilities. We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

Management Biographies

Kenneth D. Bland is our sole director and Chief Executive Officer since inception. Mr. Bland is devoting all of his working time and attention to our business and affairs. Mr. Bland served as vice president of sales (April 2006 to January 2010) and Chief Executive Officer (January 2010 to April 2013) of Worldwide Internet, Inc., a Nevada publically traded company (OTCPink: WNTR) then focused on implementing emergency response broadcast technology which he created. Mr. Bland has been the sole member and manager of Briken, LLC, a company engaged in development of a live streaming video technology solution, beginning at inception on August 13, 2012 to present. Mr. Bland has been a director and chief executive officer of Sixty Six Oilfield Services during several previous periods. He has been engaged in the development of a live video streaming application and platform for mobile devices during the past five years. Mr. Bland has held senior executive positions in management, finance, sales and marketing at telecommunications companies including , Phone Two Communications, Broadwing Communications and AT&T. He attended Rutgers University.

Jackson L. Morris fills the statutory position of corporation secretary as a courtesy and incidental to his services as our independent corporate and securities counsel. Mr. Morris served on a part time basis as Sixty Six Oilfield Services’ director and chief executive officer from May to October 2014 and again from December 2016 to March 2917. Mr. Morris has practiced law beginning 1971 and been engaged in the private practice of law since 1975, maintaining his own practice in the Tampa Bay area since 1993. Mr. Morris focuses his practice in corporate, securities and business transaction law. Mr. Morris earned a B.A. degree in economics from Emory University in 1966, a J.D. degree from Emory University Law School in 1969 and a L.L.M. degree in Federal Taxation from Georgetown Law School in 1974.

Jason Clayton has been employed by Fluid End Sales for more than the past five years as its president, a position he will continue to hold after we acquire Fluid End Sales. He will be elected as one of our directors at date of our acquisition of Flued End Sales. Mr. Clayton is the President and majority owner at Fluid End. He started in 1993 in the Accounting Department and then became the Office Manager. In 1995 he moved to sales, focusing on parts and equipment for drilling rigs in Western Oklahoma and West Texas. In 2000, he become Sales Manager responsible for all inside and outside sales staff and ten years later assumed the additional role of Sales Manager for Oklahoma Rig Fabricators and started selling mud pumps, drilling equipment and drilling rigs. Mr. Clayton graduated from Oklahoma Baptist University with a BBA in Business Administration and graduated from Oklahoma City University with an MBA. He will be elected as one of our directors at date of our acquisition of Fluid End Sales.

James E. Frazier has been an officer of Sixty Six Oilfield Services beginning March 2017. Mr. Frazier is a financial executive with over twenty-five years of experience within the commercial and public sectors. Formerly, Mr. Frazier has served as chief financial officer for several public companies over the last twenty years including companies on the OTC:BB, TSX and NASDAQ and is well versed in all areas of public financial reporting, compliance, shareholder relations and fundraising. He was formerly an officer with a major money center bank in New York and a Senior Internal Auditor Manager for a major oil company. Mr. Frazier earned a BA degree in Economics from Fordham University and a Masters in Finance from the New York Institute of Finance.

Jimmy Joslin has been employed by Fluid End Sales for more than the past five years as its treasurer and corporation secretary. He will be elected as one of our directors at date of our acquisition of Flued End Sales. Mr. Joslin has been with Fluid End at its inception in January 1984 and is a minority owner. Mr. Joslin has worked in all areas of the company from shipping and receiving to warehouse management, manufacturing, sales, inventory control and administration. Mr. Joslin is responsible for orders processing, inventory control, delivery, logistics and supervision of custom projects such as rig and rig equipment refurbishment, testing and certification as well as other general day to day duties.

BOARD COMMITTEES

Our board of directors does not have compensation, nominating, audit committees or any other committees. Our board of directors has not adopted a code of ethics.

HOW WE COMPENSATE OUR MANAGEMENT

We have not paid and have no agreement to pay Mr. Bland cash compensation from inception on February 8, 2018 to the date of this prospectus. We have approved for issue as “founder’s shares” 32,606,250 shares of our common stock and 1,000,000 shares of our Series A Super-voting Convertible Preferred Stock to Briken, LLC, which is owned by Mr. Bland.

The following table sets forth information concerning all compensation Fluid End Sales and Sixty Six Oilfield Services has paid to the named executive officers for all services rendered in all capacities, for the fiscal years ended December 31, 2016 and 2017.

Name and principal position	Year	Salary	Bonus	Total compensation
Jason Clayton	2016	$60,000	$40,000	$100,000
President-Fluid End Sales	2017	$60,000	$40,000	$100,000
James E. Frazier	2016	None	None	None
Vice president & chief financial officer- Sixty Six Oilfield Services	2017	$70,000		$70,000
Jimmy Joslin	2016	$103,000		$103,000
Treasurer & secretary-Fluid End Sales	2017	$103,000		$103,000

EMPLOYMENT AGREEMENTS

At the date of this prospectus, we do not have any employment agreements.

When we complete the acquisition of Fluid End Sales, we plan to enter into employment agreements with Messrs. Bland, Clayton and Joslin. The following table summarizes the expected terms of the employment agreements.

Name	Term	Initial Annual Cash Salary	Annual Bonus	Non-compete
Kenneth D. Bland	5 years	$200,000	(1)	Yes

Jason Clayton	5 years	$120,000	$20,000 (2)	Yes

James E. Frazier	5 years	$120,000	$20,000 (2)	Yes

Jimmy Joslin	5 years	$120,000	$20,000 (2)	Yes

(1)	To be determined by the board annually.
(2)	The employee will be eligible for annual bonuses based on Fluid End Sales’ operating performance. Each contract provides that the employee will receive additional benefits which are made available to employees generally, which would include paid vacation suitable to the position held.

HOW WE COMPENSATE OUR DIRECTORS

We do not compensate the directors separately from their executive compensation.

WHO OWNS OUR COMMON STOCK

Our principal stockholders are set forth in the following table. These principal stockholders include:

●	each of our directors and executive officers,
●	our directors and executive officers as a group, and
●	others who we know own more than five percent of our issued and outstanding common stock.

We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted. The address of our directors and executive officers is our address.

	Number		Percentage
Name	Before	After (1)	Before	After (1)(2)
Kenneth D. Bland (2)	378,668,750	470,106,250	99.67%	97.84%
Jackson L. Morris	1,250,000	1,250,500	*	*
Jason Clayton		2,187,500		*
James E. Frazier		35,000		*
Jimmy Joslin		2,187,500		*
All Directors and Officers as a Group (2 persons before and 5 persons after)	379,918,750	475,766,750	100.00%	99.01%
*Less than 1%.

(1)	Assumes completion of all transactions described in this prospectus, including the issue of ten percent of the shares sold to the public as underwriter’s compensation.
(2)	Mr. Bland’s shares are registered in the name of Briken, LLC. Includes 32,606,250 shares of common stock and, as approved for issue by the board of directors and submitted for authorization by filing Articles of Amendment, 1,000,000 shares of Series A Super-voting Convertible Preferred Stock as converted into ninety percent of common equity, computed as after issuance. We do not have and do not expect to have in the forseeable future a sufficient number of authorized common shares to accommodate conversion of the Series A Super-voting Convertible Preferred Stock.

RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

We have not engaged in any related party transactions since inception to date of this prospectus.

Fluid End Sales leases it facilities from a related party, JCM Investments LLC, of which the majority owner is the father of Fluid End Sales president, Mr. Clayton. Fluid End Sales has advised us that the rental rate is ten percent below the local market rates. Fluid End Sales has a long term lease, which we anticipate will continue.

MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS

Public Market Information

At the date of this prospectus, there is no public market for our common stock. We have made arrangements with a securities broker-dealer to apply for a trading symbol and, when issued, as a market maker publish quotes for our common stock. We expect our common stock to be quoted on the OTC Bulletin Board under the symbol “10SN”. We expect the Financial Industry Regulatory Authority (FINRA) will issue our symbol when notified that the registration statement of which this prospectus is a part has been declared effective.

Our Stockholders

At the date of this prospectus, we have two record and beneficial holders of our common stock. Subject to our acquisition of Fluid End Sales and following the dividend distribution by Sixty Six Oilfield Services, we expect to have approximately 1,000 record holders and an undetermined number of street name holders of our common stock. We cannot predict how many of the fractional shareholders will elect to purchase the balance of one whole share, but we anticipate that few, if any will do so. See, How Sixty Six Oilfield Services Will Distribute Our Shares.

Dividends

We have not paid a cash dividend on our common stock and do not expect to pay a cash dividend in the foreseeable future. Our board of directors has the sole authority to declare dividends. Our payment of dividends in the future will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

Our Transfer Agent

We will maintain our own stock issuance and transfer records until we engage the services of a transfer agent when we close the sale of our shares in connection with our acquisition of Fluid End Sales.

HOW WE PLAN TO OFFER AND SELL OUR SHARES

We are offering 3,375,000 shares of our authorized but unissued common stock for sale pursuant to this prospectus in a “self-underwritten”, all or none public offering. We must receive acceptable subscriptions and deposits for the purchase price of all the shares before we sell any shares. We do not have an underwriter to assist us in the sale of the shares. We are dependent upon our chief executive officer, Mr. Bland, to offer the shares on our behalf. See “Our Management”. Mr. Bland will not receive compensation for sales of the shares. We will rely on Rule 3(a)4-11 in that Mr. Bland has never been either a registered securities broker-dealer or an affiliate or associated person thereof. We will receive the net proceeds from the sale of the shares. You have no assurance we will be able sell all of the shares. We expect to sell the shares in transactions negotiated directly with investors or their representatives. We must sell all the shares in the ninety-day period, subject to two extensions of ninety days each at our election, beginning on the day after the effective date of the registration statement of which this prospectus is a part. Subscribers’ funds received prior to our sale of all the shares will be placed in an escrow account we plan to establish with a financial institution and the funds will not be accessibly by us until we have sold all of the shares. In the event we are unable to sell all of the shares in the initial ninety-day period, or the additional ninety-day period, if we elect to extend, then the subscribers’ funds will be promptly returned without interest, offset or deduction.

HOW WE HAVE ESTABLISHED OUR OFFERING PRICE

You have no assurance the methodology we have used to establish the offering price of $4.00 for the 3,375,000 shares offered by this prospectus is valid. The computation involves the assumption that following our acquisition of Fluid End Sales, it completes a future transaction for the purchase and resale of six oil drilling rigs with a net profit of $35,000,000. We are required, as condition to completion of our acquisition of Fluid End Sales, to provide a commitment from private commercial lender and/or a private equity firm to fund $27,500,000 for the purchase of the six oil drilling rigs. The balance of the acquisition price will be funded in part by $5,600,000 from net proceeds from the sale of our shares. We have applied a multiplier of five to the forecasted net profit from the sale of the six oil drilling rigs to arrive at a forecasted estimate of our market capitalization of $175,000,000, which we have divided by the 43,750,000 shares of common stock we will have issued and outstanding. Completion of the purchase and sale of the initial six oil drilling rigs is expected to facilitate the purchase and resale of an addition fourteen oil drilling rigs over a period of twelve months, for a total of twenty oil drilling rigs. We have not taken into account forecasted net profit from the sale of the additional oil drilling rigs or the net profit regular operations in forecasting our estimated market capitalization.

HOW SIXTY SIX OILFIELD SERVICES WILL DISTRIBUTE OUR SHARES

Sixty Six Oilfield Services will distribute 1,225,000 shares of our common stock by as a dividend in kind to its stockholders subject our completion of the acquisition of Fluid End Sales. Sixty Six Oilfield Services is expected to announce a record date for determination of its stockholders entitled to receive the dividend, subject to (a) the declaration of effectiveness of the registration statement of which this prospectus is a part, (b) our completion of the acquisition of Fluid End Sales from Sixty Six Oilfield Services and (c) the market announcement of a definitive ex-dividend date by the Financial Industry Regulatory Authority (FINRA). Sixty Six Oilfield Services is expected to distribute 0.00148 of a share of our common stock for each one share of its common stock outstanding. Fractional shares, if any, will be rounded up to the next whole share only when the recipient would own at least one whole share prior to rounding, and we will issue a sufficient number of additional shares to Sixty Six Oilfield Services for distribution of the dividend as may be necessary to accommodate the rounding of fractional shares. A stockholder of Sixty Six Oilfield Services who would receive only a fractional share of our common stock will have an option either to purchase from us an additional fraction to make one whole share or to receive payment for the fractional share, in either case priced on the basis of$4.00 for a whole share. We will issue a sufficient number of additional shares needed round up certain fractional shares and to satisfy the purchase of fractional shares. Neither Sixty Six Oilfield Services, we nor any other person will receive proceeds from the dividend distribution. Sixty Six Oilfield Services and persons receiving the dividend distribution are deemed to be statutory underwriters of our shares.

As soon as practicable after the closing of our acquisition of Fluid End Sales, Sixty Six Oilfield Services’ declaration of the dividend and market announcement of the dividend by FINRA, our transfer agent will mail certificates to dividend recipients representing the whole shares each of them is entitled to receive, if entitled to receive at least one whole share before rounding. If a recipient is not entitled to receive at least one whole share before rounding, but receive only a fractional share, our transfer agent will mail notice of the opportunity to elect to sell the fractional share or to buy the balance of a whole share. The notice will enclose a postage prepaid postcard for you to notify our transfer agent of your election. If you elect to sell your fractional share to us, you are not required to do anything and we will mail you a check as soon as practicable after the price per share is established as described in the immediately preceding paragraph. If a recipient elects to purchase the balance of a whole share, we must receive the purchase election on the postage prepaid postcard, or other correspondence, not more than thirty days following the mailing of our notice to recipients of the dividend. Our transfer agent will mail electing recipients a bill for the balance of the fractional share as practicable after the price per share is established as described in the immediately preceding paragraph. If at that time an electing recipient wishes to continue with the purchase of the balance of the fractional share, our transfer agent must receive payment by check or money order within fifteen days of the mailing of the billing date. All mailings will be made by First Class US Mail to the registered address with Sixty Six Oilfield Services transfer agent, Continental Stock Transfer and Trust Company in New York City. We encourage dividend recipients to confirm the accuracy of their registered addresses with Continental Stock Transfer, whose telephone number is 212-509-4000 and mailing address is 30th Floor, 1 State Street, New York, NY 10004-1561. You have no assurance of delivery of either stock certificate or any notice described in this paragraph, which will depend in part on the U.S. Postal Service.

We are paying all of the costs of the registration statement of which this prospectus is a part. We are solely responsible for the content of the registration statement and of this prospectus.

How Sixty Six Oilfield Services Established the Number of Our Shares It Will Accept in Payment for Fluid End Sales and Distribute as a Dividend.

Sixty Six Oilfield Services has agreed to the following formula to determine the number of shares it will accept in payment for Fluid End Sales, which shares it will then distribute as a dividend to its stockholders pursuant to this prospectus. The formula assumes Sixty Six Oilfield Services has 700,000,000 shares issued and outstanding which is multiplies by the current market price ($0.007 on October 16, 2018) for a market capitalization of $4,900,000 divided by our offering price per share of $4.00 for 1,225,000 shares.

FEDERAL INCOME TAX TREATMENT OF THE DIVIDEND DISTRIBUTION

Sixty Six Oilfield Services will receive less than eighty percent of our common stock in our acquisition of Fluid End Sales. Therefore, we expect the dividend distribution to be taxable. However, the value of our stock for tax purposes immediately following the distribution of the dividend (which we will not be able to determine prior to the distribution) will be first applied to reduce the taxable basis the stockholder has in his or her Sixty Six Oilfield Services stock. Stockholders who are not individual U.S. citizen or resident taxpayers may experience a different federal income tax treatment. We are not obtaining a ruling from the Internal Revenue Service or an opinion of tax counsel covering the tax treatment as described in this paragraph. We encourage you to consult your tax adviser regarding the proper federal income tax treatment of the dividend for your individual circumstances.

RESTRICTIONS PLACED ON DIVIDEND RECIPIENTS BY REGULATION M

Any recipient of the dividend shares or any affiliate of a recipient of the dividend shares or any recipients of the dividend shares who are acting in concert may violate Regulation M promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Exchange of Act of 1934, as amended, in the event any such person or persons, directly or indirectly, places a bid to purchase, purchases, or attempts to induce another person to bid for or purchase shares of the common stock in the public market before the time such selling stockholder or all the selling stockholders who are acting in concert, as the case may be, have sold all of their shares of common stock which are covered by this prospectus. Accordingly, no recipient of the dividend shares and no affiliate of a recipient of the dividend shares and no recipients of the dividend shares who are acting in concert should place bids for the purchase of, purchase or attempts to induce another person to bid for or purchase shares of the common stock in the public market for the common Stock, in the event a public market develops, until such person(s) has sold all of his or her shares covered by this prospectus. Any person who, directly or indirectly, bids for or effects any purchase of the common stock for the purpose of pegging, fixing or maintaining the price of the common stock (known as “stabilizing”), which bid or purchase does not comply with Regulation M, will be in violation of the regulation. Furthermore, no stabilizing is permitted at a price that the person stabilizing knows or has reason to know does not comply with Regulation M or which is the result of activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. We expect to have 39,150,000 shares of our common stock issued and outstanding which are subject to the requirements of Rule 144 both as “restricted stock” and stock held by our affiliates. Under Rule 144, as now in effect, restricted securities of an issuer who has been filing reports with the U.S. Securities and Exchange Commission for at least ninety days may be resold into the public market without any limitation on amount beginning the later of six months after the stockholder acquired their shares from us. After this six month period, our affiliates will be limited to selling not more than one percent of the then issued and outstanding number of our shares in any three month period, must file a Form 144 with the Commission and must sell the shares in unsolicited “broker’s transactions”, as defined in the rule and are subject to other limitations.

DESCRIPTION OF OUR SECURITIES

The following description of our common stock is qualified in its entirety by reference to our Articles of Incorporation, as amended, our bylaws and Florida corporation law. We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. At the date of this prospectus, we have 34,606,250 shares of common stock issued and outstanding. If we sell the 3,375,000 shares of stock offered by this prospectus, close our acquisitions and issue shares in related transactions, we will have 43,750,000 shares of common stock issued and outstanding. Holders of our common stock:

●	have one vote per share on election of each director and other matters submitted to a vote of stockholders;
●	have equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, when, as and if declared from time to time by the board of directors;
●	re entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;
●	do not have preemptive, subscription or conversion rights; and
●	do not have cumulative voting rights.

Preferred stock

We have filed Articles of Amendment authorizing us to issue (i) 9,000,000 shares of preferred stock the features of which will be determined by the board of directors at the time of issue and (ii) 1,000,000 shares of Series A Super-voting Convertible Preferred Stock. The Series A Super-voting Convertible Preferred Stock has a right to vote together with common stock a number of votes equal to ninety percent of all votes cast and right to convert into ninety percent of all issued and outstanding common stock computed as after conversion. We have approved the the issue of the Series A Super-voting Convertible Preferred Stock to Briken, LLC, a company owned by Mr. Bland.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock to be distributed pursuant to this prospectus will be passed upon for us by Jackson L. Morris, Attorney at Law, Tampa, Florida. Mr. Morris owns 1,250,000 shares of our common stock which he has received as founder’s shares and he will receive 875 shares in the dividend distribution based on his share ownership in Sixty Six Oilfield Services, for total share ownership of 1,250,875 shares.

EXPERTS

Our financial statements at inception have been included in this prospectus in reliance on the report of Tama, Budaj & Raab, P.C., Certified Public Accountants, of Farmington Hills, Michigan, an independent registered certified public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement on Form S-1 under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and our exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports and other information with the SEC.

You can read our SEC filings, including the registration statement of which this prospectus is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. yor20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

[Remainder of page left blank.]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of 10sion Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of 10sion Holdings, Inc. (“the Company”) as of February 8, 2018 and the related notes to the financial statement. In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of February 8, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statement, the Company was just formed and had no assets or revenues as of February 8, 2018. The Company currently has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time. Management’s evaluation of the events and conditions and management’s plans in regard to this situation are also described in Note 7. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Tama, Budaj & Raab, P.C.

Tama, Budaj & Raab, P.C.

Farmington Hills, Michigan

February 20, 2018

10SION HOLDINGS, INC.

BALANCE SHEETS

AT FEBRUARY 8, 2018 (DATE OF INCEPTION) AND JUNE 30, 2018

	February 8, 2018	June 30, 2018
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Prepaid expenses		33,357

TOTAL ASSETS	$—	$33,357

LIABILITIES AND STOCKHOLDER’S EQUITY

Liabilities
Current Liabilities
Accrued expenses	$—	$3,750
Total Liabilities	$—	3,750

Stockholder’s Equity
Common stock, $0.001 par value, 100,000,000 shares authorized,
0 shares issued and outstanding at February 8, 2018	—	—
33,856,250 shares issued and outstanding at June 30, 2018	—	34,607
Additional paid in capital	70	1,570
Accumulated deficit	(70)	(6,570)
Total Stockholder’s Equity	—	29,607

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$—	$33,357

The accompanying notes are an integral part of these financial statements.

10SION HOLDINGS, INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 8, 2018 (INCEPTION) TO JUNE 30, 2018

(unaudited)

February 8, 2018 (date of inception) to June 30, 2018
REVENUES	$—

OPERATING EXPENSES	6,570

NET LOSS FROM OPERATIONS	(6,570)

OTHER INCOME (EXPENSE)	0

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(6,570)

PROVISION FOR INCOME TAXES	0

NET LOSS	$(6,570)

The accompanying notes are an integral part of these financial statements.

10SION HOLDINGS, INC.

STATEMENT OF ACCUMULATED DEFICIT

FOR THE PERIOD FROM FEBRUARY 8, 2018 (INCEPTION) TO JUNE 30, 2018

(unaudited)

ACCUMULATED DEFICIT BEGINNING OF PERIOD	$—

NET LOSS FOR THE PERIOD	(6,570)

ACCUMULATED DEFICIT JUNE 30, 2018	$(6,570)

The accompanying notes are an integral part of these financial statements.

10SION HOLDINGS, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 8, 2018 (INCEPTION) TO JUNE 30, 2018

(unaudited)

February 8, 2018 to June 30, 2018
Cash Flows from Operating Activities:
Net loss for the period	$(6,570)
Adjustments to reconcile net loss to net cash for operating activities
Depreciation expense	—
Changes in Assets and Liabilities
Increase in prepaid expenses	(33,357)
Increase in accrued expenses	3,750
Net Cash Used by Operating Activities	(36,177)

Cash Flows from Financing Activities:
Issuance of common stock	34,607
Capital contributions	1,570
Net Cash Provided by Financing Activities	36,177

Net Increase in Cash and Cash Equivalents	—

Cash and Cash Equivalents Beginning	—

Cash and Cash Equivalents Ending	—

Supplemental Cash Flow Information:
Cash Paid for Interest	—
Cash Paid for Income Taxes	$—

The accompanying notes are an integral part of these financial statements.

10SION HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

FEBRUARY 8, 2018 AND JUNE 30, 2018 (UNAUDITED)

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

10sion Holdings, Inc. (“the Company”) was formed in the State of Florida on February 8, 2018. The Company intends to commence business operations in the marketing and advertising industry and in the oilfield services industry by making acquisitions of established operating companies in those industries.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a December 31 fiscal year end.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents. The Company had $0 of cash as of February 8, 2018.

Prepaid Expenses

The Company prepaid for future services to be rendered to it subsequent to June 30, 2018 by issuing 33,350,606 shares of its common stock at par value of $.001 on May 1, 2018.

Accrued Expenses

At June 30, 2018, the Company owed $3,750 for legal services that had been rendered to it for future services to be rendered to it.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Revenue Recognition

The Company will recognize revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718. To date, the Company has not adopted a stock option plan and has not granted any stock options.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3 - COMMITMENTS

The Company neither owns nor leases any real or personal property. An officer has provided office space without charge. There is no obligation for the officer to continue this arrangement. Such costs are immaterial to the financial statements and accordingly are not reflected herein.

NOTE 4 - RELATED PARTY TRANSACTIONS

An officer of the Company has paid certain costs and expenses on behalf of the Company. The amounts have been recorded as paid in capital.

NOTE 5 - COMMON STOCK

The Company has 100,000,000, $0.001 par value shares of common stock authorized. See Note 8.

There were 34,606,250 shares of common stock issued and outstanding as of June 30, 2018. On May 1, 2018, the Company issued 34,606,250 shares of its common stock to three individuals at the par value of $.001. Of these shares, 1,250,000 went to legal counsel as partial payment on legal expenses incurred, and 33,356,250 shares were paid to two others for future services to be rendered.

NOTE 6 - INCOME TAXES

As of February 8, 2018, the Company had a net loss of $70 and, as of June 30, 2018, the Company had net loss of $6,570 that may be available to reduce future years’ taxable income. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax at the expected tax rate of 21% consists of the following:

From February 8, 2018 (inception) to June 30, 2018
Federal income tax benefit attributable to:
Current operations	$1,380
Less: valuation allowance	(1,380)
Net provision for Federal income taxes	$0

NOTE 7 - GOING CONCERN

The accompanying financial statement has been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company was just formed and had no assets or revenues as of February 8, 2018 and June 30, 2018. The Company currently has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on raising investment capital to fund operating expenses and expansion plans. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 8 - SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to February 8, 2018 to the date these financial statements were issued, and has determined that it does not have any additional material subsequent events to disclose in these financial statements, except as follows:

On October 22, 2018, the Company submitted to the Florida Secretary of State Articles of Amendment to authorize the Company to issue (i) 9,000,000 shares of preferred stock, the terms of which will be determined by the board of directors at the date of issue and (ii) 1,000,000 shares of Series A Super-voting Convertible Preferred Stock which has a right to vote ninety percent of all votes cast on any matter submitted to the stockholders for approval, voting with the common stock as a single class and to convert into ninety percent of the Company’s common stock determined immediately after issue. The Company’s board of directors has approved the issue of the 1,000,000 shares of Series A Super-voting Convertible Preferred Stock as founder’s shares.

[outside back cover of prospectus]

DEALER’S PROSPECTUS DELIVERY OBLIGATIONS

Until ___________________ (90 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting fees, we expect to pay in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee and the FINRA filing fees.

SEC registration fee		$2,230.08
Printing and engraving costs		*
Legal fees and expenses (1)		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
FINRA Filing fee		*
Miscellaneous		*
Total	$	*

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Florida law authorizes us to indemnify our directors and executive officers against liability, damage or loss they may incur in their capacity as directors and executive officers, unless they breach their duty of loyalty to us, do not act in good faith, violate the law or receive improper personal benefit. These provisions limit our rights and the rights of our stockholders to recover damages against a director and executive officer. We have been informed by the U.S. Securities and Exchange Commission that insofar as indemnification for liabilities arising under the federal securities laws may be permitted to our directors, officers and controlling persons pursuant to Florida law, such indemnification is against public policy and is therefore unenforceable, except in limited circumstances and if certain procedures for independent approval are followed.

Item 15. Recent Sales of Unregistered Securities.

The registrant has issued the following shares of common stock without registration under the Securities Act of 1933 in the last three years:

Date	Name	Number of shares	Consideration	Relationship
As of May 1, 2018	Briken, LLC (1)	32,606,250	Services	Founder
As of May 1, 2018	Jackson L. Morris	1,250,000	Services	Legal counsel
As of May 1, 2018	Ronald N. Silberstein	750,000	Services	Consultant
(1) Briken, LLC is owned by Mr. Bland.

The registrant did not issue the shares identified above for cash. The registrant issued the shares at par value of $0.001. The registrant issued all of the common stock identified above in reliance on the exemption from registration in Section 4(a)(2) of the Securities Act of 1933, in that none of the sales involved a public offering. The physical certificates have not been issued at the date of this prospectus, but when issued will carry a restrictive legend. No broker or dealer was involved in the transactions and no commissions, fees or other compensation was paid in connection with the sales. The registrant’s existing relationships with the purchasers are indicated in the table. The registrant believes each purchaser had sufficient information about the registrant’s business and affairs, including financial condition and prospects, to make an informed investment decision.

Item 16. Exhibits and Financial Statement Schedules

Number	Description
3.01	Articles of Incorporation
3.02	Bylaws
5.00	Opinion re: validity of the common stock
10.01	Letter of intent to acquire Fluid End Sales, Inc.
10.02	Kenneth D. Bland’s interim funding commitment
23.01	Consent of Counsel, included in Exhibit 5*
23.02	Consent of Independent Registered Public Accounting Firm

Financial statement schedules are not required.

Item 28. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) [Not applicable.]

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(iii) [Not applicable.]

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) to (e) [Not applicable]

(f) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(g) [Not applicable]

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-

effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotch Plains, State of New Jersey on October 29, 2018.

10sion Holdings, Inc.

By:	/s/ Kenneth D. Bland
Kenneth D. Bland, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature and Name	Capacity in which signed	Date

/s/ Kenneth D. Bland	Director, Chief Executive Officer	October 29, 2018
Kenneth D. Bland	(Principal executive officer) and
Chief Financial Officer
(Principal financial and accounting officer)

II-4